Exhibit 2.1
AGREEMENT AND PLAN OF MERGER,
DATED AS OF FEBRUARY 11, 2008,
BY AND AMONG
MEDRAD, INC.,
PHOENIX ACQUISITION CORP. and
POSSIS MEDICAL, INC.

ii

iii

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of February 11, 2008, by and among MEDRAD, INC., a Delaware corporation (“Parent”), PHOENIX ACQUISITION CORP., a Minnesota corporation and a wholly owned subsidiary of Parent (“Purchaser”), and POSSIS MEDICAL, INC., a Minnesota corporation (the “Company”). Capitalized terms used in this Agreement shall have the meanings assigned to them in Article X, or in the applicable Section of this Agreement to which reference is made in Article X.
     WHEREAS, the boards of directors of each of Parent, Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement.
     WHEREAS, pursuant to this Agreement, and subject to the terms and conditions set forth herein, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all the outstanding shares of the Company’s common stock, par value $.40 per share (“Company Common Stock”), on the terms set forth herein.
     WHEREAS, the board of directors of the Company (a) has by unanimous vote of the directors (i) determined that this Agreement, the Offer, the Plan of Merger (as defined below) and the Merger (as defined below) are advisable, fair and in the best interest of the Company and its shareholders, (ii) approved the Offer and the merger of Purchaser with and into the Company, with the Company as the surviving corporation (the “Merger”) pursuant to a plan of merger (the “Plan of Merger”) in accordance with and in the form required by the Minnesota Business Corporation Act (the “MBCA”) and (iii) approved this Agreement and (b) is recommending that the Company’s shareholders (the “Company Shareholders”) accept the Offer, tender their shares of Company Common Stock into the Offer and, to the extent required by applicable Law, approve the Merger and the Plan of Merger and adopt this Agreement.
     WHEREAS, concurrently with the execution and delivery hereof and as a condition and inducement to the willingness of Parent and Purchaser to enter into this Agreement, each of the directors and executive officers of the Company, in their respective capacities as shareholders of the Company, have entered into tender and support agreements with Parent substantially in the form of Annex A (“Company Support Agreements”).
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter contained and intending to be bound hereby, the parties hereto agree as follows:
ARTICLE I — THE OFFER
     Section 1.01 The Offer. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Article VIII hereof, (ii) nothing shall have occurred that would render any of the conditions set forth in Section 1 of Annex B incapable of being satisfied and (iii) none of the conditions set forth in Section 2 of Annex B hereto shall have occurred and be continuing, Parent shall cause Purchaser (and the Company shall cooperate with Parent and Purchaser subject to Section 6.02(e)) to commence (within the meaning of Rule 14d-2 of the

Exchange Act), as promptly as reasonably practicable after the date of this Agreement but in no event more than ten (10) Business Days thereafter, an offer to purchase all outstanding shares of Company Common Stock (including the associated rights to purchase shares of capital stock of the Company (“Rights”) issued pursuant to that certain Shareholder Rights Plan dated as of December 23, 2006, by and between the Company and Wells Fargo Bank, National Association, as Rights Agent (the “Rights Plan”)) (each such share of Company Common Stock, together with the associated Rights, a “Share” and collectively, “Shares”) at a price of $19.50 per Share, net to the sellers in cash (such amount, or any greater amount per Share paid pursuant to the Offer, the “Offer Price”). Promptly after the later of: (i) the earliest date as of which Parent is permitted under applicable Law to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the Tender Offer Conditions shall have been satisfied or waived (and in any event in compliance with Rule 14e-1(c)), Purchaser shall, and Parent shall cause it to, accept for payment, and pay for (after giving effect to any required withholding Tax), all Shares validly tendered pursuant to the Offer and not withdrawn (the time and date of acceptance for payment, the “Acceptance Date”).
          (b) Purchaser expressly reserves the right, in its sole discretion, to waive, in whole or in part, any Tender Offer Condition or modify the terms of the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) change the form of consideration payable in the Offer (other than by increasing the Offer Price, in the sole discretion of Purchaser), (iv) add to the Tender Offer Conditions, (v) waive or amend the Minimum Condition (as defined in Annex B), (vi) extend or otherwise change the expiration date of the Offer, other than in accordance with Section 1.01(c) or (vii) make any other change in the terms or conditions of the Offer which is or would reasonably be expected to be materially adverse to any holder of Shares, it being agreed that a waiver by Purchaser of any of the conditions set forth in Annex B (other than the Minimum Condition) in whole or in part at any time and from time to time in its discretion shall not be deemed to be materially adverse to any holder of Shares.
          (c) The initial expiration date of the Offer (the “Expiration Date”) shall be the 20th Business Day following the commencement of the Offer (determined using Rule 14d-2 under the Exchange Act). Without the prior written consent of the Company, Purchaser may extend the Expiration Date (which extended date shall thereupon be the Expiration Date for purposes of this Agreement) in increments of not more than ten (10) Business Days each, if at the scheduled Expiration Date any of the conditions to Purchaser’s obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, provided that the Expiration Date shall not be later than the Outside Date as a result of such extension. Without limiting the right of Purchaser to extend the Offer, provided that this Agreement shall not have been terminated in accordance with Article VIII hereof, (1) Purchaser shall extend the Expiration Date for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (2) Purchaser shall extend the Expiration Date if the conditions set forth in clauses (ii) and (iii) of Section 1 of Annex B are not satisfied as of any scheduled Expiration Date, until such time as the conditions set forth in clauses (ii) and (iii) of Section 1 of Annex B are satisfied, provided that the Expiration Date shall not be later than the Outside Date as a result of such extension. Further, provided that this Agreement shall not have been terminated in accordance with Article VIII hereof, if any of the conditions set forth in

Annex B (other than the conditions set forth in clauses (ii) and (iii) of Section 1 of Annex B) are not satisfied as of any scheduled Expiration Date, then, except to the extent that such conditions are incapable of being satisfied, at the request of the Company, Purchaser shall extend the Expiration Date for a period requested by the Company of not more than ten (10) Business Days in order to permit the satisfaction of such conditions to the Offer; provided, however, that Purchaser shall not be required to so extend the Expiration Date pursuant to this sentence on more than two occasions or if the failure to meet any of such conditions set forth in Annex B was caused by or resulted from the failure of the Company to perform in any material respect any covenant or agreement of the Company contained herein, or the material breach by the Company of any representation or warranty contained herein. In addition, Purchaser shall have the right, without the consent of the Company, to make available a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) if, on the then-applicable Expiration Date, the conditions to the Offer set forth in Annex B have been satisfied or waived but there shall not have been tendered that number of Shares which would equal at least ninety percent (90%) of the issued and then outstanding Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). Subject to the terms and conditions set forth in the Offer, Purchaser shall, and Parent shall cause it to, accept for payment and pay for all Shares validly tendered and not withdrawn during such subsequent offering period promptly after any such Shares are tendered during such subsequent offering period and in any event in compliance with Rule 14d-11 and Rule 14e-1(c) promulgated under the Exchange Act. The Offer may be terminated prior to its Expiration Date (as such expiration date may be extended and re-extended in accordance with this Agreement), but only if this Agreement is validly terminated in accordance with Section 8.01. In no event shall Purchaser extend the Offer beyond the Outside Date.
          (d) On the date of commencement of the Offer, Parent and Purchaser shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and summary advertisement and other ancillary documents and instruments required thereby pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”); (ii) cause the Offer Documents to be disseminated to holders of Shares as required by applicable Law; and (iii) timely file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes and shall disseminate to the holders of Company Common Stock via the Offer Documents the information set forth in any such registration statement to the extent and within the time period required by Chapter 80B of the Minnesota Statutes. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC and Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel.
          (e) Parent and Purchaser shall cause the Offer Documents and any amendments or supplements thereto to (i) comply in all material respects with the Exchange Act, and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by

Parent with respect to information supplied by the Company specifically for inclusion in the Offer Documents. Parent and Purchaser shall cause the information supplied by Parent and its affiliates specifically for inclusion in the Schedule 14D-9, the Information Statement or the Proxy Statement, at the respective times the Schedule 14D-9, the Information Statement or the Proxy Statement are filed with the SEC or, in the case of the Proxy Statement, at the time of the Special Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Purchaser shall cause the Offer to be conducted in compliance in all material respects with the Exchange Act.
          (f) If at any time prior to the Effective Time, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Purchaser which should be set forth in an amendment or supplement to the Offer Documents so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Company Shareholders, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange. Parent and Purchaser agree to provide the Company with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given).
          (g) Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Shares such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing authority by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser.
          (h) Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.
     Section 1.02 Company Actions. (a) The Company hereby represents, that the Company’s board of directors, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined and declared that this Agreement and each of the Offer and the Merger are advisable, fair and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer, the Merger and the Plan of Merger, in all respects in accordance with the MBCA, (iii) recommended that the Company Shareholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable Law, adopt this Agreement and the Plan of Merger (the “Company Recommendations”), and (iv) taken all action necessary to render Sections 302A.671 and 302A.673 of the MBCA inapplicable to each of the Offer and the Merger, provided, however, that the Company’s board of directors may withdraw, modify or amend the Company Recommendations in a manner adverse to Purchaser and Parent only prior to the Acceptance Date and, in any case, only in accordance with Section 6.02(e) of this Agreement. The Company shall file with the SEC and mail to the holders of Shares, on the date of the filing by Parent and Purchaser of the Offer Documents with the SEC, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”). Subject to Section 6.02(e), the Schedule 14D-9 will set forth the Company Recommendations. To the extent the Company Recommendations have not been withdrawn, modified or amended, the Company shall afford Parent a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the time the Schedule 14D-9 is filed with the SEC and mailed to the holders of Shares. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendations to the extent such Company Recommendations are not withheld or withdrawn in accordance with and subject to Section 6.02(e). To the extent the Company Recommendations have been withdrawn, amended or modified in accordance with and subject to Section 6.02(e), the Company hereby consents to the inclusion of such recommendation, as so amended or modified, in the Offer Documents.
          (b) The Company shall cause the Schedule 14D-9, the Information Statement and, if a Proxy Statement is required in connection with the Merger, the Proxy Statement to (i) comply in all material respects with the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company Shareholders and, in the case of the Proxy Statement, on the date of the Special Meeting, (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Purchaser for inclusion in the Schedule 14D-9, the Information Statement or the Proxy Statement and (iii) include the opinion of the Company’s Financial Advisor referred to in Section 4.22. The Company shall cause the information relating to the Company and its subsidiaries supplied by the Company specifically for inclusion in the Offer Documents, including any amendments or supplements thereto, at the respective times the Offer Documents or any amendments or supplements thereto are filed with the SEC, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) If at any time prior to the Effective Time, any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers, should be discovered by the Company or Purchaser which should be set forth in an amendment or supplement to the Schedule 14D-9, so that the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and disseminated to the Company Shareholders, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange. To the extent the Company Recommendations have not been withdrawn, modified or amended, the Company agrees to provide Parent and Purchaser with (i) any comments or other communications, whether written or oral, that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to provide comments on that response (to which reasonable and good faith consideration shall be given).
          (d) In connection with the Offer, the Company will cause its transfer agent to promptly furnish Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of Shares and lists of security positions of Company Common Stock held in stock depositories as of the most recent practicable date and shall furnish Purchaser with such additional available information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Purchaser or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial shareholders. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Purchaser and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.
     Section 1.03 Directors. (a) Subject to compliance with applicable Laws and this Section 1.03, promptly upon the payment by Purchaser of Shares as represents at least two-thirds of the total number of outstanding shares of Company Common Stock on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) pursuant to the Offer and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company’s board of directors as is equal to the product of (x) the total number of directors on the Company’s board of directors (determined after giving effect to the election of any additional directors pursuant to this sentence) multiplied by (y) the percentage that the aggregate number of shares of Company Common Stock beneficially owned by Purchaser or any of its Affiliates bears to the total number of shares of Company Common Stock then outstanding, and the Company shall promptly take all actions necessary to cause Parent’s designees to be so elected or appointed (including, if necessary, seeking the resignations of one or more existing directors or increasing the size of the Company’s board of directors) in compliance with applicable Law; provided, however, that Parent shall be entitled to designate at least two-thirds of the directors on the Company’s board of directors (as long as Parent and its Affiliates beneficially own two-thirds of the outstanding shares of Company Common Stock). From time to time the Company shall take all action necessary to cause Parent’s designees to constitute substantially the same percentage (rounding up where appropriate) as is on the Company’s board of directors on (i) each committee of the Company’s board of directors and (ii) each board of directors of each subsidiary and each committee of each such board. Notwithstanding the foregoing, prior to the Effective Time, the Company’s board of directors shall always have at least two members who are not Purchaser

Insiders. “Purchaser Insiders” means officers, directors, shareholders, employees or designees of Purchaser or any of its Affiliates. If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a Person who is not a Purchaser Insider to fill such vacancy and the Person so designated shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.
          (b) The Company’s obligations to appoint Parent’s designees to the Company’s board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.03, including the mailing to the Company Shareholders of an information statement (the “Information Statement”) containing the information required by such Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, as promptly as practicable following the mailing of the Schedule 14D-9, so long as Parent shall have timely provided to the Company all information with respect to Parent and its designees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent shall promptly supply to the Company in writing, and shall be solely responsible for, all such information.
          (c) Following the Acceptance Date and prior to the Effective Time, (i) any amendment or termination of this Agreement by the Company, (ii) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, (iii) any waiver of any of the Company’s rights or any of the obligations of Parent or Purchaser hereunder, (iv) any other consent, action or recommendation by the Company or the Company’s board of directors with respect to this Agreement, the Offer or the Merger or any other transaction contemplated thereby or in connection therewith or (v) any amendment or modification to the Company’s articles of incorporation or bylaws will require the consent of both of the directors of the Company then in office who are not Purchaser Insiders (or the approval of the sole director if there shall only be one director then in office who is not a Purchaser Insider).
     Section 1.04 Top-Up Option. (a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable on the terms and conditions set forth in this Section 1.04, to purchase at a price per share equal to the Offer Price up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent or Purchaser at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares (determined on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock that exceeds the number of authorized shares of Company Common Stock, less shares of Company Common Stock issued or reserved for issuance at the time of exercise of the Top-Up Option and (ii) the Top-Up Option may not be exercised unless, following the acceptance by Purchaser of shares of Company Common Stock tendered in the Offer or after a subsequent offering period, eighty percent (80%) or more of the shares of Company Common Stock shall be directly or indirectly owned by Parent or Purchaser. The Top-Up Option shall be exercisable once at any time within six (6) Business Days following the later to occur of the Acceptance Date or the expiration of any subsequent offering period and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms.
          (b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. If Purchaser wishes to exercise the Top-Up Option, Purchaser shall give the Company one Business Day prior written notice, specifying (i) the number of shares of the Company’s Common Stock directly or indirectly owned by Parent at the time of such notice and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying, based on the information provided by Purchaser in its notice, the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the purchase price owed by Purchaser to the Company therefor shall be paid to the Company (i) in cash, by wire transfer or cashier’s check or (ii) by issuance by Purchaser to the Company of a promissory note on terms reasonably satisfactory to the Company. Each of Parent and Purchaser agrees to consummate the Merger as promptly as practicable following the closing of the purchase of Top-Up Shares in accordance with Section 302A.621 of the MBCA and the terms and conditions of this Agreement. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Purchaser except to any direct or indirect wholly owned subsidiary of Parent. Any attempted assignment in violation of this Section 1.04(b) shall be null and void.
ARTICLE II — THE MERGER
     Section 2.01 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the MBCA, at the Effective Time, Purchaser shall merge with and into the Company. The Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the Laws of the State of Minnesota. Upon consummation of the Merger, the separate corporate existence of Purchaser shall terminate.
     Section 2.02 Closing; Effective Time. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., prevailing Eastern time, on a date and at a place to be specified by the parties, which shall be not later than the second Business Day after satisfaction (or waiver as provided herein) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing but subject in all events to the satisfaction or waiver of such conditions), unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. As soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Minnesota Articles of Merger containing the Plan of Merger and meeting the requirements of Section 302A.615 of the MBCA (the “Articles of Merger”). The Merger shall become effective at the date and time (the “Effective Time”) when Articles of Merger shall have been duly executed and filed with the Secretary of State of the State of Minnesota, or at such later date and time as is mutually agreed upon by Parent, Purchaser and the Company and is specified in the Articles of Merger in accordance with the MBCA.
     Section 2.03 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MBCA.
     Section 2.04 Articles of Incorporation and By-Laws. The Articles of Incorporation and the By-Laws of the Purchaser shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.
     Section 2.05 Directors. The directors of Purchaser immediately prior to the Effective Time shall constitute the initial Board of Directors of the Surviving Corporation from and after the Effective Time until their respective successors are duly elected and qualified or until their earlier of their resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation or By-Laws and in accordance with applicable Law, as the case may be.
     Section 2.06 Officers. The initial officers of the Surviving Corporation from and after the Effective Time shall be as set forth in Schedule 2.06 until their respective successors are duly elected and qualified or until their earlier of their resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation or By-Laws and in accordance with applicable Law, as the case may be.
     Section 2.07 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or the capital stock of Purchaser:
          (a) Capital Stock of Purchaser. Each share of the common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall continue as one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation.
          (b) Conversion of Company Common Stock. Each share of Company Common Stock (other than (x) any shares of Company Common Stock owned by Parent or Purchaser immediately prior to the Effective Time, which shares shall be cancelled and shall cease to exist and as to which no consideration shall be delivered in exchange therefore and (y) Dissenting Shares (as defined in Section 3.01)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Offer Price per share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate or evidence of shares held in book-entry form representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 3.02, without interest.

          Section 2.08 Company Stock Options and Restricted Shares. (a) As soon as practicable following the date of this Agreement, the Company’s board of directors (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:
               (i) adjust the terms of each outstanding option to acquire shares of Company Common Stock (“Company Stock Option”), whether vested or unvested, as necessary to provide that each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, as soon as practicable following the Effective Time, a single lump-sum cash payment equal to the product of (A) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised and (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option; provided, however, if the exercise price of any Company Stock Option exceeds the Merger Consideration, then such Company Stock Option shall be cancelled without payment of any consideration therefor and shall be of no further force and effect;
               (ii) adjust the terms of all outstanding shares of Company Common Stock that are outstanding as of immediately prior to the Effective Time but are subject to vesting or other forfeiture restrictions or are subject to a right of repurchase by the Company at a fixed purchase price (shares so subject, “Company Restricted Shares”) to provide that, as of the Effective Time, each Company Restricted Share outstanding immediately prior to the Effective Time shall immediately vest and the restrictions associated therewith shall automatically be deemed waived at the Effective Time; and
               (iii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger and to terminate, as of the Effective Time, the Company Stock Plans and the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company or any of its subsidiaries of any interest in respect of the capital stock of the Company or any of its subsidiaries so that following the Effective Time no holder of Company Stock Options or any participant in the Company Stock Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.
          (b) All amounts payable pursuant to Section 2.08 shall be subject to any required withholding taxes and shall be paid without interest promptly following the Effective Time.
     Section 2.09 Shareholders’ Meeting. (a) If the adoption of this Agreement and the Plan of Merger by the holders of Company Common Stock is required by applicable Law in order to consummate the Merger, the Company, acting through the Company’s board of directors, shall, as promptly as reasonably practicable following the Acceptance Date, in accordance with applicable Law:

               (i) establish a record date (which shall be as promptly as reasonably practicable following the Acceptance Date) for, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement and the Plan of Merger;
               (ii) state in the notice of the Special Meeting that a resolution to adopt this Agreement and the Plan of Merger will be considered at the Special Meeting;
               (iii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement and shall (A) use its reasonable best efforts to respond to any comments of the SEC with respect to the proxy statement and to cause the SEC to confirm that it has no comments or no further comments, as the case may be, on the proxy statement, (B) promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements to the proxy statement, and shall provide Parent with copies of all correspondence relating to the proxy statement between it and its representatives, on the one hand, and the SEC, on the other hand, (C) prior to the filing of the proxy statement (or any amendment or supplement thereto) with the SEC or the dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect thereto, provide Parent a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and give good faith consideration to Parent’s comments on such document or response, (D) cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its shareholders and (E) if at any time prior to the Special Meeting any information relating to the Offer, the Merger, the Company, Parent, Purchaser or any of their respective Affiliates, directors or officers should be discovered by the Company, Parent or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, file with the SEC and disseminate to the holders of Company Common Stock an appropriate amendment or supplement describing such information, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange;
               (iv) subject to the fiduciary duties of the Company’s board of directors, include in the Proxy Statement the Company Recommendations that Company Shareholders vote in favor of the approval of this Agreement and the Plan of Merger; and
               (v) include in the Proxy Statement the opinion of the Company’s Financial Advisor referred to in Section 4.22.
          (b) Parent agrees that it will vote, or cause to be voted, all of the shares of Company Common Stock then owned by it, Purchaser or any of its subsidiaries in favor of the approval of the Merger and adoption of this Agreement and the Plan of Merger.

     Section 2.10 Merger Without Meeting of Shareholders. Notwithstanding Section 2.09, in the event that Parent, Purchaser or any other subsidiary of Parent collectively shall acquire at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the Acceptance Date without a meeting of shareholders of the Company, in accordance with Section 302A.621 of the MBCA.
ARTICLE III —DISSENTING SHARES; EXCHANGE OF SHARES
     Section 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written notice of intent to demand payment of the fair value of such shares in accordance with Section 302A.473 of the MBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.07(b), unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to demand payment under the MBCA. Such holder shall be entitled to receive payment of the fair value of such shares of Company Common Stock in accordance with the provisions of the MBCA, provided that such holder complies with the provisions of Section 302A.473 of the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to payment under Section 302A.473 of the MBCA, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent and Purchaser prompt notice of any demands received by the Company pursuant to Section 302A.473 of the MBCA, and, prior to the Effective Time, Parent and Purchaser shall have the right to participate, at Parent’s expense, in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.
     Section 3.02 Exchange of Shares. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company or similar entity reasonably acceptable to the Company which is authorized to exercise corporate trust or stock powers to act as Exchange Agent in the Merger (the “Exchange Agent”). At the Effective Time, Purchaser will provide the Exchange Agent the funds necessary to make the cash payments contemplated by Section 2.07 (the “Exchange Fund”). The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares of Company Common Stock and (ii) promptly applied to making the payments provided for in Section 2.07. The Exchange Fund shall not be used for any purpose that is not provided for herein. The Exchange Agent shall invest any cash included in the Exchange Fund, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, or as otherwise directed by Parent. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.
          (b) Promptly after the Effective Time, Purchaser shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), one or more forms of a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, and Purchaser shall cause the Exchange Agent to promptly so pay, cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the amount of the Merger Consideration with respect to Shares, and such Certificate shall then be canceled. No interest will be paid or accrued on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.02, each Certificate (other than Certificates representing Shares held by Parent, the Company or any subsidiary of Parent or of the Company and Dissenting Shares) shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.
          (c) At any time following the ninth month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds which have been made available to the Exchange Agent and not disbursed to the holders of Shares (including, without limitation, all interest and other income available to it) and thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to the Merger Consideration that may be due or payable on surrender of the Certificates held by them.
          (d) After the Effective Time, the stock books of the Company shall be closed and, thereafter, there shall be no further registrations or transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.
     Section 3.03 Withholding Rights. Each of the Surviving Corporation and Purchaser, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Surviving Corporation or Purchaser, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Purchaser, as the case may be, made such deduction and withholding.
     Section 3.04 No Liability. None of Parent, Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to six years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as set forth in, and reasonably apparent on the face of the disclosure contained in any reports filed by the Company with the SEC since January 1, 2007 and prior to the date of this Agreement (excluding, in each case, any disclosures therein that do not relate to historical or existing facts or conditions and any disclosures set forth in any risk factors or in any section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature); provided that in no event shall any disclosure in any such document qualify or limit the representations and warranties of the Company set forth in Sections 4.02, 4.03, 4.11(n) and (o) and 4.19, or (ii) as set forth in the letter delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (the “Company Letter”), which letter shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (it being agreed that disclosure of any item with respect to any Section of this Article IV shall be deemed disclosure with respect to the representations and warranties set forth in this Article IV other than the Section to which such disclosure specifically relates if the relevance of such item thereto is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Purchaser as follows:
     Section 4.01 Organization. (a) The Company is a corporation duly incorporated, validly existing and in good corporate standing under the Laws of the State of Minnesota. The Company has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good corporate standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good corporate standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The articles of incorporation and bylaws of the Company, copies of which have previously been made available to Parent, are true, complete and correct copies of such documents as currently in effect.

          (b) Each of the Company’s subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the subsidiaries has all requisite power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good corporate standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The articles of incorporation and bylaws or equivalent organizational documents of each of the Company’s subsidiaries, copies of which have previously been made available to Parent, are true, correct and complete copies of such documents as currently in effect.
          (c) All of the issued and outstanding shares of capital stock or other ownership interests of each of the subsidiaries of the Company are owned by the Company, directly or indirectly, free and clear of any claim, Lien or agreement with respect thereto and, in the case of corporations, such shares of capital stock are validly issued, fully paid and nonassessable. No subsidiary of the Company owns any capital stock of the Company. There are no obligations, contingent or otherwise, of the Company or any subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any other Person.
          (d) No subsidiary of the Company is party to any Contract obligating such subsidiary, directly or indirectly, to issue any additional equity or other securities. No subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter, any stock appreciation rights, “phantom” stock rights, performance units, rights to receive securities on a deferred basis or other rights that are linked to the value of such subsidiary or any part thereof and no subsidiary of the Company is a party to, or bound by, any Contract with respect thereto.
     Section 4.02 Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares, par value $.40 per share, 20,000,000 shares of which are designated Company Common Stock and 1,000,000 shares of which are designated Series A Junior Preferred Stock (the “Company Preferred Stock”). As of February 8, 2008, there were 17,034,157 shares of Company Common Stock issued and outstanding (of which 53,757 were Company Restricted Shares), and no shares of Company Preferred Stock issued and outstanding. In addition, as of such date, (i) there were 3,935,651 shares of Company Common Stock reserved and available for issuance under the Company Stock Plans, of which 3,527,134 were subject to Company Stock Options outstanding and which Company Stock Options have a weighted average exercise price of approximately $11.03 per share, and (ii) the only shares of Company Preferred Stock reserved for issuance are those shares of Company Preferred Stock reserved for issuance pursuant to the Rights Plan. The Company has no shares of Company Common Stock or Company Preferred Stock reserved for issuance other than as described above. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (b) Other than as set forth in Section 4.02(a), there are (i) no outstanding shares of Company Common Stock or Company Preferred Stock or any other shares of capital stock of, or equity or voting interests in, the Company, (ii) no Company Stock Options or other securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Company and (iii) no stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of the Company Common Stock or the value of the Company or any part thereof (the securities described in clauses (i), (ii) and (iii), collectively, “Company Equity Interests”). Except for Company Stock Options set forth in Section 4.02(a), the Company does not have and is not bound by any Contract of any character calling for the Company to issue, deliver or sell, or cause to be issued, granted, delivered or sold any Company Equity Interests or obligating the Company to grant, extend or enter into any Contract with respect to any Company Equity Interests. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company. All Company Stock Options and Company Restricted Shares may, by their terms, be treated in accordance with Section 2.08. The board of directors of the Company (or applicable committee thereof) has taken such actions as are required to provide that, with respect to the Company’s employee stock purchase plan, (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date hereof and (ii) cause the employee stock purchase plan to be suspended so that no further contributions are made thereto effective as of February 11, 2007. Such suspension shall cause the “offering period” in effect on the date hereof to be the final “offering period” and subject to consummation of the Offer and the Merger, the employee stock purchase plan shall terminate immediately prior to the Effective Time.
          (c) Each Company Stock Option has an exercise price at least equal to the average of the high and low prices of a Share on the NASDAQ on the grant date of such option and complies with Section 409A of the Code. Section 4.02(c) of the Company Letter contains a correct and complete list of outstanding Company Stock Options, including the holder, date of grant, number of Shares and the exercise price.
          (d) There are no shareholders’ agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting or disposition of any shares of capital stock of the Company or any preemptive rights with respect thereto.
     Section 4.03 Authority; No Violation. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Offer and the Merger, and to comply with the provisions of this Agreement, subject, in the case of the Merger, to the Company Shareholder Approval. The approval, adoption, execution and delivery of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger and the Plan of Merger, to the Company Shareholder Approval. The board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining and declaring that this Agreement, the Offer and the Merger and the other transactions contemplated hereby are advisable, fair and in the best interest of the Company and its shareholders, (ii) approving the Offer, the Merger and the Plan of Merger in accordance with the MBCA and approving the Offer as a “Permitted Offer” within the meaning of the Rights Plan, (iii) approving this Agreement, (iv) recommending that the Company Shareholders accept the Offer, tender their Shares into the Offer, approve the Merger and adopt this Agreement and the Plan of Merger (subject to its right to withdraw, modify or amend its recommendation solely as set forth in, and in accordance with the terms of, Section 6.02 of this Agreement) and (v) determining that each member of the Company Compensation Committee approving any plan, program, agreement, arrangement, payment or benefit as an Employment Compensation Arrangement in order to satisfy the non-exclusive safe harbor under Rule14d-10(d)(2) is an “independent director” within the meaning of Rule 4200(a)(15) of The NASDAQ Stock Market LLC (an “Independent Director”), which resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Purchaser) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether considered at law or in equity).
          (b) Assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 4.03(c) below or in Section 4.03(c) of the Company Letter have been obtained and all registrations, declarations, filings and notifications described in Section 4.03(c) below or in Section 4.03(c) of the Company Letter have been made and any waiting periods thereunder have terminated or expired, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, nor the compliance by the Company with the provisions of this Agreement, do or will (i) conflict with or violate any provision of the articles of incorporation or other organizational document of like nature or the bylaws of the Company or any of its subsidiaries, (ii) conflict with or violate any Law or Order applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected or (iii) result in any violation or breach of or any loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries pursuant to, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any Contract to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) or (iii) above, for any such conflicts, violations, breaches, defaults, rights, Liens or entitlements which have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

          (c) No consents, authorizations, orders, waivers or approvals of, or filings, declarations or registrations with, or notifications to any Governmental Entity are necessary in connection with (i) the execution and delivery by the Company of this Agreement, or (ii) the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, or the compliance by the Company with the provisions of this Agreement, except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and Other Antitrust Laws, (B) registration of the Offer pursuant to Section 80B.03 of the Minnesota Statutes, (C) pursuant to the Exchange Act or the rules and requirements of The NASDAQ Stock Market LLC, (D) in the case of the Merger, the Company Shareholder Approval, (E) the filing of the Articles of Merger pursuant to the MBCA and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (F) such consents, authorizations, orders, waivers, approvals, filings, declarations, notices and registrations the failure of which to obtain or make would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.04 Financial Statements; Reports.
          (a) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments which would not reasonably be expected to be, either individually or in the aggregate, material to the Company and its subsidiaries taken as a whole). The most recent unaudited balance sheet of the Company contained in the Company SEC Reports as of October 31, 2007 is hereinafter referred to as the “Company Balance Sheet” and the date thereof is hereinafter referred to as the “Company Balance Sheet Date.”
          (b) Since August 1, 2005, the Company has filed, and subsequent to the date hereof, will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the SEC, including Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects, with the Securities Act or the Exchange Act, as the case may be, and did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Purchaser or their respective subsidiaries for inclusion in the Company SEC Reports. None of the Company’s subsidiaries is or has been required to file any form, report or other document with the SEC or any state securities authority. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and the related rules and regulations promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act.
          (c) The Company (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated subsidiaries, that is required to be disclosed by the Company in the reports it files under the Exchange Act is made known to its principal executive officer and principal financial officer or other appropriate members of management as appropriate to allow timely decisions regarding required disclosure; (ii) has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to be sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) with the participation of the Company’s principal executive and financial officers, completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended July 31, 2007, and such assessment concluded that such internal controls were effective using the framework specified in the Company’s Annual Report on Form 10-K for such year; and (iv) to the extent required by applicable Laws, disclosed in such report or in any amendment thereto any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
          (d) The Company has disclosed, based on the most recent quarterly evaluation of internal control over financial reporting, to the Company’s auditors and audit committee of the Company’s board of directors (i) any significant deficiency or material weakness within the knowledge of the Company in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
          (e) There are no pending (i) formal or, to the knowledge of the Company, informal investigations of the Company by the SEC, (ii) to the knowledge of the Company, inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board or (iii) investigations by the audit committee of the Company’s board of directors regarding any complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.
          (f) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or any of its subsidiaries published financial statements or other Company SEC Reports.
          (g) The Company has good and marketable title to the marketable securities that are included as current assets in the unaudited balance sheet of the Company as of October 31, 2007 free and clear of all Liens. Such marketable securities are stated at their fair market value in accordance with GAAP. As of the date of this Agreement, the Company has not disposed of (other than in the ordinary course of business), nor there has been any material decrease in the aggregate fair market value of, such marketable securities since such date.
     Section 4.05 Absence of Certain Changes or Events. Since the Company Balance Sheet Date, (a) the Company and each of its subsidiaries have conducted its respective business in all material respects in the ordinary course consistent with their past practices, and (b) there has not been any change, circumstance or event (including any event involving prospective change) which has had, or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.06 Legal Proceedings. There is no claim, suit, action, proceeding or investigation of any nature (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement which if adversely determined would, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any subsidiary nor any property or asset of the Company or any subsidiary is subject to any continuing Order which, either individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
     Section 4.07 Broker’s Fees. Neither the Company nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement, except for fees and commissions incurred in connection with the engagement of Greene Holcomb & Fisher LLC (the “Company Financial Advisor”) as set forth in Section 4.07 of the Company Letter and for legal, accounting and other professional fees payable in connection with the transactions contemplated hereby.
     Section 4.08 Absence of Undisclosed Liabilities. Except for those Liabilities (A) that are fully reflected or reserved against on the Company Balance Sheet in accordance with GAAP, (B) which have been incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, or (C) which have not which have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and (ii) those Liabilities which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with GAAP consistently applied or the notes thereto, neither the Company nor any of its subsidiaries has incurred any Liability. “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
     Section 4.09 Compliance with Applicable Laws and Permits. (a) Since August 1, 2005 the Company and its subsidiaries have been in compliance with all applicable Laws, except where failure so to comply has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
          (b) The Company and each of its subsidiaries hold all permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (“Authorizations”) which are required for the operation of their respective businesses (the “Company Permits”) and the Company and each of the subsidiaries is in compliance with the terms of the Company Permits, except where failure so to hold or comply has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. No material investigation by any Governmental Entity with respect to the Company or any of the subsidiaries is pending or, to the Company’s knowledge, threatened.
          (c) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any subsidiary has received written notice that the Governmental Entity or Person issuing or authorizing any Company Permit intends to terminate, refuse to renew or reissue any such Company Permit.
     Section 4.10 Taxes and Tax Returns. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
          (a) Each of the Company and each of its subsidiaries (referred to for purposes of this Section 4.10, collectively, as the “Acquired Companies”) has (i) timely filed with the appropriate Governmental Entities all material Tax Returns required to be filed by it (after giving effect to all timely filed and permissible extensions), and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid (or had timely paid on its behalf) all Taxes, whether or not reflected on a Tax Return, required to have been paid by it. The provision for Taxes on the Company Balance Sheet is sufficient for all accrued and unpaid Taxes, whether or not yet due and payable, of the Acquired Companies for all taxable periods and portions thereof through the Company Balance Sheet Date.
          (b) The Acquired Companies have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and have duly and timely withheld and have paid over to the appropriate Governmental Entities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
          (c) No unpaid Tax deficiency has been assessed or asserted against or with respect to any of the Companies by any Governmental Entity. As of the date of this Agreement, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Acquired Companies, and

none of the Acquired Companies has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.
          (d) None of the Acquired Companies has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of any of the Acquired Companies.
          (e) None of the Acquired Companies is party to or bound by or currently has any liability under any agreement providing for the allocation, sharing or indemnification of Taxes.
          (f) None of the Acquired Companies has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of the other Acquired Companies) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.
          (g) None of the Acquired Companies has distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
          (h) None of the Acquired Companies will be required to include in a Taxable period ending after the Effective Time Taxable income attributable to income that arose in a prior Taxable period but was not recognized for Tax purposes in any prior Taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any Tax Law or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time).
          (i) None of the Acquired Companies has participated in any “listed transaction”, as defined in Treasury Regulation Section 1.6011-4.
          (j) The Company and each of the other Acquired Companies has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal Income Tax within the meaning of Section 6662 of the Code.
          (k) No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company will constitute an “excess parachute payment” (as defined in Code Section 280G(b)(1)). No current or former director, officer, employee, independent contractor or consultant of the Company or any of its subsidiaries (collectively, “Company Personnel”) is entitled to any gross-up, make-whole or other additional payment from the Company or any of its subsidiaries in respect of any tax (including federal, state, local and foreign income, excise and other taxes (including taxes imposed under Code Sections 280G or 409A)) or interest or penalty related thereto.
     Section 4.11 Employee Benefit Programs. (a) Section 4.11(a) of the Company Letter sets forth an accurate list of all Company Benefit Plans. A complete copy of each Company Benefit Plan has been made available to Parent. Neither the Company nor any of its subsidiaries has any intent or commitment to create any additional Company Benefit Plan or amend any Company Benefit Plan. “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including (A) any nonqualified deferred compensation plan, (B) any retirement plan or other arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2) (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (C) any Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, and (ii) any stock purchase, stock option, severance pay, employment, Change in Control Arrangement, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by the Company, any of its subsidiaries or any ERISA Affiliate, or with respect to which the Company, any of its subsidiaries or any ERISA Affiliate otherwise has any present or future Liability. “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.
          (b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been and is currently administered in compliance with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Company Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.
          (c) To the Company’s knowledge, none of the Company, any subsidiary of the Company, or any ERISA Affiliate has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject the Company, any subsidiary of the Company, or any ERISA Affiliate to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA. No trustee of a Company Benefit Plan is an employee of the Company.
          (d) There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30 day notice requirement has not been waived. To the Company’s knowledge, no condition exists which could subject the Company or any of its subsidiaries to a penalty under Section 4071 of ERISA.

          (e) None of the Company, any subsidiary of the Company or any ERISA Affiliate is, or has been, party to any “multiemployer plan,” as that term is defined in Section 3(37) of ERISA.
          (f) With respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s knowledge, threatened against any Company Benefit Plan, the Company, any subsidiary of the Company, or any ERISA Affiliate.
          (g) With respect to each Company Benefit Plan to which the Company, any subsidiary of the Company or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Company Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code, except for such noncompliance that has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
          (h) Full payment has been made of all amounts which the Company, any subsidiary of the Company or any ERISA Affiliate was required to have paid as a contribution to any Company Benefit Plan as of the last day of the most recent fiscal year of each of the Company Benefit Plans ended prior to the date of this Agreement, and none of the Company Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Benefit Plan ended prior to the date of this Agreement.
          (i) There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.
          (j) Subject to ERISA and the Code, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Company, a subsidiary of the Company or an ERISA Affiliate at any time without liability.
          (k) No Company Benefit Plan provides benefits to any individual after termination of employment other than a group health plan subject to Section 4980B of the Code.
          (l) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by the Company, any Subsidiary of the Company or any ERISA Affiliate as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code.

          (m) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A has been operated in material compliance with Code Section 409A since January 1, 2005, based upon a good faith, reasonable interpretation of Code Section 409A, the proposed regulations issued thereunder and Internal Revenue Services Notices 2005-1 and 2006-79.
          (n) Except to the extent that the consummation of the Offer on the express terms set forth in this Agreement and the payment of the amounts and benefits contemplated by the Arrangements would not result in a violation of Rule 14d-10(a) under the Exchange Act, on or prior to the date hereof, the Compensation Committee of the Company’s Board of Directors (the “Company Compensation Committee”) has (i) approved each Company Benefit Plan or other arrangement, understanding or agreement, and each amendment or supplement thereto or modification thereof, pursuant to which any payments have been or are to be made or benefits have been or are to be granted by the Company to any officer, director or employee of the Company or any subsidiary (collectively, the “Arrangements”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act and (ii) taken all other action necessary to satisfy the requirements of the nonexclusive safe harbor with respect to such Arrangements in accordance to Rule 14d-10(d) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Company Compensation Approvals”). Except to the extent that the consummation of the Offer on the express terms set forth in this Agreement and the payment of the amounts and benefits contemplated by the Arrangements would not result in a violation of Rule 14d-10(a) under the Exchange Act, all payments made or to be made and benefits granted or to be granted pursuant to such Arrangements (A) were, or will be, paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by such offer, director or employee and (B) were not, and will not, be calculated based on the number of securities tendered or to be tendered in the Offer by such director, officer or employee. The Company’s Board of Directors has determined that each of the members of the Compensation Committee are, and the members of the Compensation Committee are, “independent directors” in accordance with the requirements of Rule 14(d)-10(d)(2) under the Exchange Act and the instructions thereto. Except to the extent that the consummation of the Offer on the express terms set forth in this Agreement and the payment of the amounts and benefits contemplated by the Arrangements would not result in a violation of Rule 14d-10(a) under the Exchange Act, immediately prior to the Acceptance Date, there will be no Change in Control Arrangements between the Company or any of its subsidiaries, on the one hand, and any shareholder of the Company that has tendered shares of Company Common Stock into the Offer, on the other hand, other than those Change in Control Arrangements that have been approved by the Company Compensation Committee as Arrangements prior to the date hereof and with respect to which the Company Compensation Committee has taken all other actions, prior to the date hereof, necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act.
          (o) Section 4.11(o) of the Company Letter sets forth, as of the date of this Agreement and the Acceptance Date, a complete and correct list of each material Change in Control Arrangement and the names of all Company Personnel entitled to any compensation or benefits pursuant to any such Change in Control Arrangement. Other than as set forth in the immediately prior sentence, neither the execution and delivery of this Agreement nor the consummation of the Offer, the Merger or any other transaction contemplated hereby will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (A) entitle any Company Personnel to any compensation or benefit, (B) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Company Personnel, or (C) result in any breach or violation or, default under or limitation on the right of the Company or any of its subsidiaries to amend, merge or terminate a Company Benefit Plan or Company Benefit Agreement. The board of directors of the Company has amended the Change in Control Termination Pay Plan in the form set forth in the attachment to Section 4.11(o) of the Company Letter and such amendment is in full force and effect.
          (p) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all material requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.
     Section 4.12 Labor and Employment Matters. (a) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries have complied and are in compliance with all applicable federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the related rules and regulations adopted by those Governmental Entities responsible for the administration of such Laws. Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. The Company has not received written notice of any audits or investigations pending or scheduled by any Governmental Entity pertaining to the employment practices of the Company or of any material complaints relating to employment practices of the Company that have been made to any Governmental Entity, and no such complaints have been submitted in writing to the Company.
          (b) Neither the Company nor any of its subsidiaries has recognized or is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any of its subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor has there been nor is there pending or, to the Company’s knowledge, threatened, any labor strike, work stoppage, slowdown or lockout involving the Company or any of its subsidiaries.
     Section 4.13 Material Contracts. (a) Section 4.13(a) of the Company Letter contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any of its subsidiaries is a party or is subject, or by which any of their respective assets are bound:

               (i) (A) for the purchase by the Company or any of its subsidiaries of materials, supplies, goods, services, equipment or other assets, and that provides for (1) a specified annual minimum dollar purchase amount by the Company or any of its subsidiaries of $250,000 or more, or (2) aggregate payments by the Company or any of its subsidiaries of $250,000 or more, or (B) pursuant to which the Company or any of its subsidiaries made payments of more than $250,000 in the year ended July 31, 2007 or expects to make payments of more than $250,000 in the year ending July 31, 2008;
               (ii) (A) for the sale by the Company or any of its subsidiaries of materials, supplies, goods, services, equipment or other assets, and that provides for (1) a specified annual minimum dollar sales amount by the Company or any of its subsidiaries of $250,000 or more, or (2) aggregate payments to the Company or any of its subsidiaries of $250,000 or more, or (B) pursuant to which the Company or any of its subsidiaries received payments of more than $250,000 in the year ended July 31, 2007 or expects to receive payments of more than $250,000 in the year ending July 31, 2008;
               (iii) that is an employment, consulting, termination or severance Contract, except for any such Contract that is terminable at-will by the Company or any of its subsidiaries without material liability to the Company or such subsidiary;
               (iv) that is a distribution, dealer, representative or sales agency Contract, other than Contracts entered into in the ordinary course of business with distributors, representatives and sales agents that are cancelable without penalty on not more than 90 days’ notice;
               (v) that is a (A) Company Lease or (B) Contract for the lease of personal property, in each case which provides for annual payments to or by the Company or any of its subsidiaries of $250,000 or more;
               (vi) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person, providing for indebtedness of or to the Company or any of its subsidiaries in excess of $250,000
               (vii) for any capital expenditure or leasehold improvement in any one case in excess of $250,000;
               (viii) that restricts or purports to restrict, in any material respect, the right of the Company or any of its subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;
               (ix) that is a partnership, joint venture or joint development Contract;

     (x) that relates to the acquisition or disposition of any material business unit (whether by merger, sale of stock, sale of assets or otherwise) since August 1, 2005; and
     (xi) that is an In-Bound License or an Out-Bound License that is material to the Company and its subsidiaries as a whole.
          (b) Each Contract required to be listed in Section 4.13(a) of the Company Letter (collectively, the “Company Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms, except, in each case, as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether considered at law or in equity) and except where any such failure to be in full force and effect and valid and enforceable has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without the giving of notice or lapse of time, or both, would constitute a default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Company Material Contract, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice or the lapse of time or both, would constitute a default by the Company or any of its subsidiaries, or to the knowledge of the Company, any other party, except where any such default has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. The Company has made available accurate and complete copies of each Company Material Contract to Parent.
     Section 4.14 Real Properties. Neither the Company nor any of its subsidiaries owns or has ever owned any real property. Section 4.14 of the Company Letter lists all material real property leased, subleased, licensed or otherwise occupied to or by the Company or any of its subsidiaries, including any leases or subleases otherwise guaranteed by the Company or its subsidiaries (“Company Leases”). The Company has made available to Parent true, complete and accurate copies of the Company Leases. With respect to each such Company Lease: (a) neither the Company nor any of its subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold, or further leased, subleased or licensed or permitted any other Person to use or occupy the property subject thereto; or (b) the Company or one of its subsidiaries has good, valid leasehold or subleasehold title to the premises leased pursuant to the Company Leases, and there are no Liens applicable to the real property subject to any such lease or sublease, except for recorded easements, covenants and other restrictions which do not, individually or in the aggregate, materially impair the current uses or the occupancy by the Company or its subsidiary, as the case may be, of the property subject thereto.
     Section 4.15 Personal Properties. With respect to personal properties and assets that they purport to own, including all properties and assets reflected as owned on the Company Balance Sheet (other than inventory sold and items of obsolete equipment disposed of in the ordinary course of business since the date thereof), the Company or a subsidiary has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens, except for such matters which, in each case, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 4.16 Intellectual Property. (a) As used in this Agreement,
                    (i) “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials, in each case that derive their value by being kept confidential by the Company and its subsidiaries (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) original works of authorship, including to the extent such an original work, documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, and recordings, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing;
                    (ii) “In-Bound License” shall mean a license, sublicenses or other Contract pursuant to which a third party authorizes the Company or any of its subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Company’s or any of its subsidiaries’ products. “Out-Bound License” shall mean a license, sublicenses or other Contract pursuant to which the Company or any of its subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property.
                    (iii) “Company Owned Intellectual Property” shall mean Intellectual Property that is owned by the Company and/or one or more of its subsidiaries (whether exclusively, jointly with another Person or otherwise). Except as described in the Company Letter, the Company or one of its subsidiaries owns the entire right, title and interest to all Company Owned Intellectual Property free and clear of all Liens. The Company Letter lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) the Company Owned Intellectual Property; provided that the Company Letter is not required to list Company Owned Intellectual Property which is both (i) immaterial to the Company and its subsidiaries and (ii) not registered or the subject of an application for registration (for the avoidance of doubt, Company Owned Intellectual Property that is not required to be listed in the Company Letter under clauses (i) and (ii) is Company Owned Intellectual Property for all purposes of this Agreement).
          (b) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, the Company and/or one or more of its subsidiaries (i) exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Company and its subsidiaries as they are currently conducted free and clear of Liens, or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, the Company Owned Intellectual Property, together with the Company’s and its subsidiaries’ rights under the In-Bound Licenses listed in the Company Letter or that are “shrink-wrap” and similar commercially available end-user licenses (collectively, the “Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Company’s and its subsidiaries’ businesses as they are currently conducted.
          (d) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) all registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Company or any of its subsidiaries (“Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items, (ii) all Company Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by the Company and/or one or more of its Subsidiaries, and (iii) all Patents that have been issued to the Company or any of its subsidiaries are valid.
          (e) The Company has not received written notice of any challenges with respect to the validity or enforceability of any Company Owned Intellectual Property. Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has taken any action or failed to take any action that has resulted in or would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Owned Intellectual Property.
          (f) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the products or services currently manufactured, sold, distributed, provided, shipped or licensed, by the Company or any of its subsidiaries, nor the business of the Company and its subsidiaries as currently conducted, infringes upon, or otherwise unlawfully uses, the Intellectual Property Rights of any third party. Neither the Company nor any of its subsidiaries has received any written communication alleging that the Company or any of its subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Company’s knowledge, is there any basis therefor. There are no claims pending and no action has been instituted, or, to the Company’s knowledge, threatened, that the Company or any of its subsidiaries has infringed or is infringing any Intellectual Property Rights of any Person. None of the Company Owned Intellectual Property is subject to any outstanding Order. To the Company’s knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Company or any of its subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Company Owned Intellectual Property.
          (g) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and its subsidiaries have taken reasonable steps to protect and preserve the confidentiality of the Proprietary Information owned by the Company and its subsidiaries that is not covered by an issued Patent, and (B) the Company has not received notice that it or any subsidiary has violated, and has no knowledge that it or any subsidiary has violated, any Contracts pursuant to which a third party has disclosed to, or authorized the Company or any of its subsidiaries to use, Proprietary Information owned by such third party.
          (h) The Company has a policy of requiring employees, consultants and contractors of the Company and its subsidiaries to execute agreements regarding the protection of Proprietary Information and providing for the assignment of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company and its subsidiaries.
          (k) To the Company’s knowledge, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, no employee, consultant or contractor of the Company or any of its subsidiaries has been, is or will be, by performing services for the Company or such subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by the Company or any subsidiary or any services rendered by such employee, consultant or independent contractor.
     Section 4.17 Regulatory Compliance. (a) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, each product that is developed, manufactured, tested, distributed and/or marketed by the Company or any of its subsidiaries (a “Company Product”) is being and has been developed, manufactured, tested, distributed and/or marketed by the Company in compliance in all material respects with all applicable requirements under the Federal Food, Drug, and Cosmetic Act, as amended (the “FDCA”) and similar Laws applicable to Company Products (including similar Laws applicable to Company Products in any foreign jurisdiction), including those relating to investigational use, premarket clearance or marketing approval to market a Company Product, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. Neither the Company nor any of its subsidiaries has received any written notice from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Entity (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any Company Products or (ii) otherwise alleging any violation applicable to any Company Product of any Law.

          (b) No Company Product is under consideration by senior management of the Company or any of its subsidiaries for recall, withdrawal, or suspension, or has been recalled, withdrawn, or suspended by, the Company or any of its subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since August 1, 2005, and to the knowledge of the Company, there is no reasonable basis therefor. Since August 1, 2005, neither the Company nor any of its subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Company Product, (ii) commenced, or threatened to initiate, any action to enjoin production of any Company Product or (iii) commenced, or threatened to initiate, any action to enjoin the production of any product produced at any facility where any Company Product is manufactured, tested or packaged.
          (c) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) as to each Company Product for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its subsidiaries are in compliance in all material respects with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Laws and all terms and conditions of such licenses or applications, and (ii) the Company and its subsidiaries are in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Laws.
          (d) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, no article of any Company Product manufactured and/or distributed by the Company or any of its subsidiaries is in any material respect (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law) or (iii) a product that is in violation of 21 U.S.C.§ 360 or § 360e (or similar Law).
          (e) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a reasonable basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.
          (f) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any officer of the Company or any of its subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any officer of the Company or any of its subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Law.
          (g) Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, there is no investigation, suit, claim, action or proceeding against or affecting the Company or any of its subsidiaries relating to or arising under (i) the FDCA or (ii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Company Material Adverse Effect.
          (h) All non-clinical laboratory studies of products sponsored by the Company or any of its subsidiaries intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA’s Good Laboratory Practice for Non-Clinical Studies regulations in the United States and, to the extent applicable, similar foreign Laws, except for such instances of non-compliance that, individually or in the aggregate, that have not had or would not reasonably be expected to have a Company Material Adverse Effect. All clinical studies of products sponsored by the Company or any of its subsidiaries and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance in all material respects with the FDA’s Good Clinical Practice regulations in the United States and, to the extent applicable, similar foreign Laws, except for such instances of non-compliance that, individually or in the aggregate, that have not had or would not reasonably be expected to have a Company Material Adverse Effect.. To the Company’s knowledge, clinical trials conducted in respect of the Company Products have been conducted with reasonable care and in all material respects in accordance with all applicable Laws and the stated protocols for such clinical trials.
          (i) The Company and its subsidiaries are in material compliance with, to the extent applicable, (i) all Laws governing the Medicare and Medicaid programs and any other federal health care programs; (ii) all federal Laws relating to health care fraud and abuse; (iii) any and all state Laws relating to health care fraud and abuse; (iv) state Laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state Laws relating to billing or claims for reimbursement submitted to any third-party payor; (vi) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all state Laws relating to insurance and risk sharing products, services and arrangements and the like, except where any failure to be in compliance with any of the foregoing matters described above in clauses (i) through (vii) has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. No third-party payment program has imposed a fine, penalty or other sanction on the Company or any its subsidiaries and none of the Company or its subsidiaries has been excluded or suspended from participation in any such program, except as has not and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

     Section 4.18 Environmental, Health and Safety Liability. (a) (i) “Environmental, Health and Safety Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability (including liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence, release or disposal of, or exposure to, any Hazardous Materials at any location; or (B) the failure to comply with any Environmental, Health and Safety Law.
                    (ii) “Environmental, Health and Safety Laws” means all Laws, Authorizations and Orders relating to (A) pollution, natural resources or protection of the environment, human health or workplace safety or (B) the collection, receipt, storage, handling, transport, recycling, reclaiming or disposal of Hazardous Material.
                    (iii) “Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form and polychlorinated biphenyls; and (B) any other chemical, material, substance or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated under any Environmental, Health and Safety Law.
          (b) Except for such matters which have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect:
                    (i) there are no Environmental, Health and Safety Claims pending or, to the Company’s knowledge, threatened, seeking to impose any liability or obligation on the Company or any of its subsidiaries;
                    (ii) there has been no release or disposal of any Hazardous Material by the Company or any of its subsidiaries that could reasonably be expected to result in any Environmental, Health and Safety Claim against the Company or any of its subsidiaries;
                    (iii) neither the Company nor any of its subsidiaries is subject to any material liabilities or expenditures relating to any suit, settlement, court order, administrative order, or judgment asserted or arising under any Environmental, Health and Safety Law, or has received any written communication alleging that Company or any of its subsidiaries is in violation of any Environmental, Health and Safety Law;
                    (iv) to the knowledge of the Company, there are no waste transporters, treatment, recycling and/or disposal facilities, locations or operations utilized by the Company or its subsidiaries for the transport, treatment, recycling or disposal of Hazardous Materials (A) that are or have been operating in non-compliance with any Environmental, Health and Safety Law or (B) the use of which would reasonably be expected to result in any Environmental, Heath and Safety Claim against the Company or its subsidiaries.
          (c) The Company has made available to Parent copies of all Phase I and Phase II environmental site assessments or similar environmental reports, asbestos surveys, or other assessments or questionnaires conducted by or on behalf of, or otherwise in possession of, the Company with respect to the current or former owned or leased properties or operations of the Company and its subsidiaries.
     Section 4.19 Rights Plan; State Takeover Laws; Required Shareholder Vote. (a) The Rights Plan has been amended (a copy of which amendment has been made available to Parent prior to the date hereof) so that entering into this Agreement and the Company Support Agreements and the transactions contemplated hereby and thereby, do not and will not on the date hereof or as a result of the passage of time (i) result in any Person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any Person to exercise any Rights (as defined in the Rights Plan) under the Rights Plan, (iii) enable or require the Rights to separate from the Shares to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the Rights Plan. No Distribution Date, Shares Acquisition Date, Triggering Event (as such terms are defined in the Rights Plan) or similar event has occurred or will occur by reason of (A) the adoption, approval, execution or delivery of this Agreement and the Company Support Agreements, (B) the public announcement of such adoption, approval, execution or delivery or (C) the public announcement or the consummation of the Offer and the Merger and the other transactions contemplated hereby and thereby. Without limiting the foregoing, the board of directors of the Company has, by a unanimous vote, duly adopted a resolution that specifically approves the Offer and the Merger as a Permitted Offer as defined in the Rights Plan, and such resolution has not been rescinded and is in full force and effect.
          (b) The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement, the Company Support Agreements and the transactions contemplated hereby and thereby from (a) the restrictions on “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA; (b) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA; and (c) the “fair price requirement” set forth in Section 302A.675 of the MBCA. To the knowledge of the Company, no other anti-takeover or similar Law (other than Chapter 80B of the Minnesota Statutes) applies or purports to apply to any of those transactions.
          (c) The only vote of holders of any class of capital stock of the Company that is necessary to adopt this Agreement and approve the Merger and the Plan of Merger is adoption of this Agreement and approval of the Merger and the Plan of Merger by the affirmative vote of two-thirds of the outstanding shares of Company Common Stock, voting as a single class, in the event that a vote of Company Shareholders is required by applicable Law to consummate the Merger and the Plan of Merger (any such vote, “Company Shareholder Approval”).
     Section 4.20 Insurance. The Company and each of its subsidiaries maintains insurance with financially responsible insurers in such amounts with such deductibles and covering such risks and losses as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and its subsidiaries. Copies of all material insurance policies maintained by Company and its subsidiaries have been made available to Parent. All such material insurance policies are in full force and effect, all premiums due and payable thereunder have been paid, and none of the Company or any of its subsidiaries is in material default thereunder, except for such failures to be in full force and effect or to pay such premiums as would not be reasonably expected to have a Company Material Adverse Effect. No insurer under any of such insurance policies will have the right to terminate coverage or amend the terms of such policies as a result of the Offer and the Merger and the transactions contemplated hereby. Neither the Company nor any of its subsidiaries has received any written notice of cancellation or termination with respect to any such insurance policy of the Company or any of its subsidiaries. To the knowledge of the Company, there is no material claim pending under any such policy as to which coverage has been denied.
     Section 4.21 Suppliers. Section 4.21 of the Company Letter sets forth the name of each supplier who constitutes a sole source of supply to the Company or any of its subsidiaries and that, if such supply was terminated, would result in a Material Adverse Effect. As of the date hereof, the Company has not received written notice that any such supplier may cancel or otherwise materially and adversely modify its relationship with the Company and its subsidiaries or limit its services, supplies or materials to the Company or any subsidiary, as a result of the Offer and the Merger or otherwise.
     Section 4.22 Opinion of Company’s Financial Advisors. The board of directors of the Company has received the oral opinion, to be confirmed in writing, of the Company’s Financial Advisor, to the effect that, subject to the procedures followed, assumptions made, limitations and qualifications on the review undertaken and other matters considered in connection with the preparation of its opinion as of the date of this Agreement, the consideration to be received by the holders of Shares other than Parent and its Affiliates in the Offer and the Merger is fair to such holders from a financial point of view.
     Section 4.23 Transactions with Certain Persons. There are no Contracts of any kind entered into by the Company or any of its subsidiaries with, or for the benefit of, any officer or director of the Company or, to the knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business), (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans. No officer or director of the Company or any of its subsidiaries or member of his or her immediate family or, to the knowledge of the Company, greater than 5% shareholder of the Company or, to the knowledge of the Company, any Affiliate of any of them or any employee of the Company or any of its subsidiaries is interested in any Company Material Contract.

ARTICLE V — REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
     Parent and Purchaser, jointly and severally, represent and warrant to the Company, subject to and qualified by items disclosed in the letter delivered by Parent and Purchaser to the Company concurrently with the execution of this Agreement (the “Parent Letter”) which letter shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (it being agreed that disclosure of any item with respect to any Section of this Article V shall be deemed disclosure with respect to the representations and warranties set forth in this Article V other than the Section to which such disclosure specifically relates if the relevance of such item thereto is reasonably apparent on its face), as follows:
     Section 5.01 Organization. (a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Parent has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly licensed or qualified to do business and is in good corporate standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good corporate standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
     (b) Since the date of its incorporation, Purchaser has not carried on any business or conducted any operations, and will not do so, other than the execution of this Agreement, the Company Support Agreement, the performance of its obligations hereunder and thereunder, and matters ancillary thereto. Purchaser was incorporated solely for the purpose of consummating the Offer, the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Purchaser have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens.
     Section 5.02 Authority; No Violation. (a) Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Offer and the Merger, and to comply with the provisions of this Agreement. The approval, adoption, execution and delivery of this Agreement, the consummation by Parent and Purchaser of the transactions contemplated hereby and the compliance by Parent and Purchaser with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether considered at law or in equity).

          (b) Assuming that all consents, authorizations, permits, waivers and approvals referred to in Section 5.02(c) of the Parent Letter have been obtained and all registrations, declarations, filings and notifications described in Section 5.02(c) of the Parent Letter have been made and any waiting periods thereunder have terminated or expired, neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby, including the Offer and the Merger, nor the compliance by Parent and Purchaser with the provisions of this Agreement, do or will (i) conflict with or violate any provision of the organizational documents or the bylaws of Parent or any of its subsidiaries, (ii) conflict with or violate any Law or Order applicable to Parent or its subsidiaries or by which any property or asset of Parent or any of its subsidiaries is bound or affected or (iii) result in any violation or breach of or any loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries pursuant to, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any Contract to which Parent or any of its subsidiaries is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, for any such conflicts, violations, breaches, defaults, rights, Liens or entitlements which would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
          (c) No consents, authorizations, orders, waivers or approvals of, or filings, declarations or registrations with, or notifications to any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent and Purchaser of this Agreement, or (ii) the consummation by Parent and Purchaser of the transactions contemplated hereby, including the Offer and the Merger, or the compliance by Parent and Purchaser with the provisions of this Agreement, except (A) in connection with the HSR Act and Other Antitrust Laws, (B) registration of the Offer pursuant to Section 80B.03 of the Minnesota Statutes, (C) pursuant to the Exchange Act, (D) the filing of articles of merger pursuant to the MBCA, and (E) such consents, authorizations, orders, waivers, approvals, filings, declarations, notices and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     Section 5.03 Legal Proceedings. There is no Proceeding of any nature pending or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any subsidiary nor any property or asset of Parent or any subsidiary is subject to any continuing Order which, either individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

     Section 5.04 Available Funds. Parent has, and will have at each of the Acceptance Date and the date of the Effective Time, sufficient cash, immediately available lines of credit or other sources of immediately available funds to enable it and Purchaser to pay in full the aggregate Offer Price, the aggregate Merger Consideration and the aggregate consideration to be paid to holders of Company Stock Options as a result of the Merger, as well as to make all other required payments payable in connection with the transactions contemplated hereby.
     Section 5.05 Ownership of Shares. Neither Parent nor Purchaser or any of their subsidiaries beneficially owns any shares of Company Common Stock as of the date hereof.
ARTICLE VI — COVENANTS
     Section 6.01 Conduct of Business of the Company. (a) Except as expressly contemplated by this Agreement or as set forth in the Company Letter, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement or (ii) the Effective Time, the Company shall, and shall cause each of its subsidiaries to, in all material respects conduct its business in the ordinary and usual course consistent with past practice and shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries and to keep available the services of its and their current officers and employees and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relationships.
          (b) Except as expressly contemplated by this Agreement or as set forth in the Company Letter, the Company shall not, and it shall cause its subsidiaries not to, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement or (ii) the Effective Time, without the prior written consent of Parent:
                    (i) other than pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any shares of Company Common Stock or other Company Equity Interests;
                    (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding Shares, except for Restricted Shares pursuant to the terms and conditions of the issuance of such Restricted Shares and except for the withholding of shares of Company Common Stock in connection with taxes payable in respect of the exercise of Company Stock Options or in connection with the “cashless” exercise of Company Stock Options);
                    (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any shares of capital stock or other Company Equity Interests, effect any share split, share combination, share reclassification, reverse share split, share dividend, recapitalization or other similar transaction;
                    (iv) propose or adopt any amendments to its Articles of Incorporation or bylaws or equivalent organizational documents;

                    (v) (A) other than pursuant to a written agreement or Company Benefit Plan disclosed in the Company Letter in the amount required thereunder and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants in the ordinary course of business consistent with past practice, modify the compensation or benefits payable or to become payable by the Company or any of its subsidiaries to any Company Personnel, (B) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will” without liability to the Company or any of its subsidiaries);
                    (vi) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Company Personnel;
                    (vii) other than sales of assets or inventory in the ordinary course of business substantially consistent with past practice, sell, lease, transfer or assign any property or assets of the Company or any of its subsidiaries that have a value in excess of $250,000 individually or $500,000 in the aggregate;
                    (viii) other than the financing of ordinary course trade payables or other short-term borrowings incurred in the ordinary course of business consistent with past practice and pre-payable without penalty (A) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business or (B) modify the terms of any existing Indebtedness in any material respect;
                    (ix) other than Permitted Liens and Liens granted pursuant to credit facilities existing on the date of this Agreement in connection with borrowings permitted under subparagraph (viii), pledge or permit to become subject to Liens any properties or assets of the Company or any of its subsidiaries;
                    (x) other than travel loans or other advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;
                    (xi) cancel any debts or waive any material claims or rights of substantial value (except for debts, claims or rights as are determined by the Company to be doubtful of collection, consistent with past practice);

                    (xii) (A) amend, modify or terminate, or waive, release or assign any rights under, any Company Material Contract in a manner that is adverse to the Company or its subsidiaries, or (B) enter into any Contract which, if entered into prior to the date hereof, would have been required to be disclosed pursuant to Section 4.13; provided that the Company may enter into (1) Contracts described in Section 4.13(a)(i), (ii), (v) and (xii) provided such Contracts are entered into in the ordinary course of business and consistent with past practice, (2) any Contract described in Section 4.13(a)(i), (ii) and (v) that are not entered into in the ordinary course of business or consistent with past practice provided any such Contract does not involve amounts in excess of $250,000, (3) distribution, dealer, representative and sales agency agreements that are terminable by the Company without penalty on not more than 30 days’ notice and (4) the Contracts described in Schedule 6.01(b)(xii);
                    (xii) acquire from any Person any assets, operations, business or securities (including, without limitation, any mortgage or asset-backed securities) that have a value in excess of $250,000 individually and $500,000 in the aggregate (including through any merger, consolidation or other business combination with any Person) except (A) capital expenditures set forth in Section 6.01(b)(xii) of the Company Letter, and (B) acquisitions of inventory and other tangible assets in the ordinary course of business consistent with past practice, and (C) as required by contractual commitments existing on the date hereof;
                    (xiii) except in the ordinary course of business, settle or compromise any litigation other than settlements or compromises of litigation where the monetary payment by the Company or any of its subsidiaries pursuant to such settlement does not exceed $250,000;
                    (xiv) other than as required by GAAP, make any material changes in its accounting methods, principles or practices, or make any material Tax election, change its method of Tax accounting in any material manner or settle any material claim relating to Taxes; or
                    (xv) agree, whether in writing or otherwise, to do any of the foregoing.
     Section 6.02 No Solicitation. (a) From the date of this Agreement until the earlier of the date of the termination of this Agreement or the Effective Time, the Company and its subsidiaries shall not (and the Company shall use its reasonable best efforts to cause its or any of its subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries not to) directly or indirectly (i) solicit or initiate, or engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Company or otherwise) with respect to any Acquisition Proposal or take any other action intended or designed to facilitate the making of any Acquisition Proposal, (ii) provide non-public information with respect to the Company to any Person, other than Parent and Purchaser and their representatives, relating to an Acquisition Proposal, (iii) approve any transaction, or approve any Person (other than Parent, Purchaser or their Affiliates) becoming an “interested shareholder”, under Section 302A.011, Subd. 49 of the MBCA, (iv) enter into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement with a party to whom the Company is permitted to provide information in accordance with Section 6.02(b)), or (v) make any statement, recommendation or solicitation in support of any Acquisition Proposal. For purposes of this

Agreement, “Acquisition Proposal” means any proposal or offer for (i) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company or any of its subsidiaries (which business or assets represent 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning (or the Company purchasing) 20% or more of any class of securities of the Company, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries (which subsidiaries represent 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole), (iv) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 20% or more of the voting power or capital stock of the Company or any of its subsidiaries (which subsidiaries represent 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (v) any combination of the foregoing in a series of related transactions (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder); provided, however, that the term “Acquisition Proposal” shall not include the Offer or the Merger and the other transactions contemplated hereby.
          (b) Notwithstanding Section 6.02(a), the Company may furnish information to, and negotiate or otherwise engage in discussions with, any Person that has made, after the date of this Agreement, a bona fide written unsolicited Acquisition Proposal if and only to the extent that: (i) the Acceptance Date has not occurred; (ii) the board of directors of the Company determines in good faith, after consultation with the Company’s Financial Advisor, that such Acquisition Proposal is reasonably expected to lead to a Superior Proposal; (iii) the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that failure to take such action is reasonably likely to result in a breach of the directors’ fiduciary duties to the Company Shareholders under applicable Law; (iv) prior to furnishing any nonpublic information to such Person, the Company enters into a confidentiality agreement with such Person that contains confidentiality and other provisions no less favorable to the Company than the Confidentiality Agreement dated as of October 12, 2007 by and between the Parent and the Company (the “Confidentiality Agreement”); (v) the Company provides written notice to Parent of its intent to furnish information or enter into discussions or negotiations with such Person at least three (3) Business Days prior to taking any such action and (vi) such Acquisition Proposal did not result from the Company’s breach of the covenants contained in Section 6.02(a); provided, however, that the Company shall promptly make available to Parent with any nonpublic information made available to any third party under this Section 6.02(b) if such information has not previously been made available to the Parent. “Superior Proposal” shall mean any bona fide written unsolicited Acquisition Proposal (provided that for purposes of this definition, the references to “20%” in the definition of Acquisition Proposal shall be deemed replaced with references to “66 2/3%”) made by any party (other than Parent and its subsidiaries) that the board of directors of the Company determines in good faith, after consultation with the Company’s Financial Advisor, would result in a transaction that would be (i) more favorable to the Company Shareholders than the Offer and the Merger from a financial point of view, and (ii) is reasonably capable of being completed on the terms proposed without unreasonable delay taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal, including, without limitation, any antitrust or competition Law approvals or non-objections and the likelihood of consummation and, if such Acquisition Proposal involves any financing, the likelihood of obtaining such financing and the terms on which such financing may be secured.
          (c) Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned or destroyed. The Company shall not modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any confidentiality provision entered into with any third party. From and after the execution of this Agreement until the earlier of (i) the date of the termination of this Agreement, or (ii) the Effective Time, the Company shall notify Parent as promptly as practicable (but in any event within one (1) Business Day) of the receipt of, or any inquiries with respect to, an Acquisition Proposal (including, if such Acquisition Proposal is in writing, a copy of such Acquisition Proposal). Commencing upon the provision of any notice referred to above, (A) the Company shall, in person or by telephone, keep Parent reasonably informed of any material changes in such Acquisition Proposal, including material amendments or proposed amendments as to price and other material terms of any such Acquisition Proposal and (B) the Company shall, promptly upon receipt or delivery thereof, provide Parent with copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to any such Acquisition Proposal exchanged between the Company or any of its representatives, on the one hand, and the person making an Acquisition Proposal or any of its representatives, on the other hand. The Company shall promptly notify Parent in writing upon determination by the Company’s board of directors that an Acquisition Proposal is a Superior Proposal (such notice, a “Superior Proposal Notice”). If requested by Parent, the Company shall engage in good faith negotiations with Parent during the five (5) Business Day period commencing upon the Company’s delivery of the Superior Proposal Notice (the “Negotiation Period”) with respect to any counterproposal Parent may make in response to such Acquisition Proposal (“Counterproposal”) (it being understood and agreed that Parent is not obligated to make any Counterproposal). The Company agrees that if, during the Negotiation Period the third party making the Acquisition Proposal that is the subject of the Superior Proposal Notice modifies a material term of its Acquisition Proposal, such modification shall require a new notice and the Negotiation Period shall recommence. If, at the end of the Negotiation Period, the board of directors of the Company determines in good faith, after taking into account any Counterproposal by Parent and all amendments or revisions proposed by Parent and after consultation with the Company Financial Advisor, that such Acquisition Proposal remains a Superior Proposal, it shall promptly notify Parent in writing and may exercise its right to terminate this Agreement pursuant to Section 8.01(g).
          (d) Except as otherwise provided in Section 6.02(e), neither the board of directors of the Company nor any committee of the board of directors of the Company may take, or resolve or agree to take, any of the following actions: (i) withdraw, qualify or modify in a manner adverse to Parent the Company Recommendations (or propose publicly to do so), (ii) fail to reaffirm to Parent and the Company Shareholders the Company Recommendations within five (5) Business Days following a written request by Parent or (iii) approve or recommend, or resolve or propose publicly to, approve or recommend an Acquisition Proposal (any of the foregoing, including if effected by amendment to the Schedule 14D-9, an “Adverse

Recommendation Change”). The furnishing of information or engaging in discussions or negotiations by the Company in accordance with Section 6.02(b) shall not, by themselves, constitute a Adverse Recommendation Change.
          (e) Notwithstanding Section 6.02(a)(v) or 6.02(d), at any time prior to the Acceptance Date, the board of directors of the Company may make an Adverse Recommendation Change if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that failure to take such action is reasonably likely to result in a breach of the directors’ fiduciary duties to the Company Shareholders under applicable Law; provided, however, that, subject to the next sentence, prior to making an Adverse Recommendation Change other than an Adverse Recommendation Change described in Section 6.02(d)(ii), the board of directors of the Company shall give Parent five (5) Business Days’ written notice that it intends to take such action (“Adverse Recommendation Change Notice”). In the event that an Adverse Recommendation Change is made in connection with an Acquisition Proposal, the Company shall comply with Section 6.02(c), and provided that the Company has complied with Section 6.02(c), the Company shall be entitled to deliver an Adverse Recommendation Change Notice immediately following the expiration of the Negotiation Period.
          (f) Nothing in this Section 6.02 shall prohibit the Company from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the board of directors of the Company, after consultation with its outside counsel, failure to do so would reasonably likely result in a breach of its obligations under applicable Laws (it being agreed that the issuance by the Company or the Company’s board of directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not constitute an Adverse Recommendation Change). The Company shall provide Parent with a copy of the text of any disclosure proposed to be made in order to so comply at the earliest reasonably practicable time in advance of such disclosure.
     Section 6.03 Access to Information; Confidentiality. (a) The Company shall, and shall cause its subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel and other agents (“Representatives”) reasonable access to its properties, assets and records during the period prior to the Effective Time to obtain all information concerning its business as Parent may reasonably request. The Company shall furnish to Parent all such documents and copies of documents and records and information with respect to itself and its subsidiaries and copies of any working papers relating thereto as Parent may reasonably request. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (i) if permitting such access or disclosing such information would violate applicable Law (including antitrust and privacy Laws), (ii) protected by attorney/client privilege, or (iii) which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties.
          (b) The parties will hold any information that is nonpublic in confidence to the extent required by, and in accordance with the provisions of the Confidentiality Agreement.

     Section 6.04 Approvals. (a) Each of the Company, Parent and Purchaser shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other parties necessary in connection with any requirements imposed upon such other parties in connection with the consummation of the Offer and the Merger. Without limiting the generality of the foregoing, each of the Company and Parent shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution of this Agreement, file (i) with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”), the notification and report form required for the Offer and Merger and the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. and (ii) with any other Governmental Entity, any other filings, reports, information and documentation required for the Offer and Merger and the transactions contemplated hereby pursuant to the merger control, antitrust and competition Laws of all jurisdictions other than those of the United States (“Other Antitrust Laws”). Each of the Company and Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under the HSR Act and any Other Antitrust Laws.
          (b) Each of the Company and Parent shall use its reasonable efforts to obtain promptly any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the Offer and the Merger and the transactions contemplated hereby. Each of the Company and Parent shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entities and shall comply promptly with any such inquiry or request. Each of the Company and Parent shall instruct their respective counsel to cooperate with each other and use reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the Other Antitrust Laws and the expiration of the applicable HSR Act waiting period and any waiting periods under the Other Antitrust Laws at the earliest practicable dates. Parent shall offer to take (and if such offer is accepted, commit to take) with respect to itself and the Company all commercially reasonable steps to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the DOJ, any State Attorney General or any other Governmental Entity with respect to the Merger (including with respect to any of the suits, actions or proceedings described in clause 2(a) of Annex B to this Agreement) so as to enable the consummation thereof as promptly as reasonably practicable; provided, however, that Parent shall not be required to agree to or accept (i) limitations on the ability of Parent to vote the capital stock of the Company or the Surviving Corporation on any matter or (ii) any divestitures by Parent, the Company or any of their respective subsidiaries, of shares of capital stock or of any business, assets, rights or property of Parent or its Subsidiaries or of the Company or its subsidiaries or the imposition of any limitations on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock if such divestitures or limitations would, in the good faith determination of Parent, result in any material reduction in the benefits to be obtained by Parent as a result of the Merger (any of the matters referred to in clause (i) or (ii) being a “Substantial Detriment”).

          (c) Each of the parties hereto further agrees to use its reasonable efforts to obtain all necessary consents, approvals or waivers from third parties for the consummation of the transactions, and to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such reasonably necessary action.
     Section 6.05 Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer, the Merger and the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law, court process, or by obligations pursuant to any listing agreement with any national securities exchange. The Company agrees that all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld or delayed).
     Section 6.06 Indemnification; Insurance. (a) Parent and Purchaser agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee or agent of the Company or any of its subsidiaries or a director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company or any of its subsidiaries, and each person who is or was then serving in any such capacity (or any person who is or was then serving any other corporation or entity in any such capacity at the request of the Company) (each such Person, together with such Person’s heirs, executors or administrators, individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) provided for in the Company’s Articles of Incorporation or Bylaws or similar organizational documents of any Company subsidiary as in effect on the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect until the expiration of the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim for indemnification for losses, damages or liabilities of any kind or nature incurred which is asserted or made within such period shall continue until the final disposition of such claim. In addition, Parent shall cause the Surviving Corporation (and its successors) to indemnify and hold harmless the Indemnified Parties against all claims, losses, liabilities, damages, judgments, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative legislative or investigative (whether internal or external) arising out of or pertaining to the fact that the Indemnified Party is or was director, officer, employee or agent of the Company or any of its subsidiaries or a director, officer, employee, agent or trustee of any employee benefit plan for employees of the Company or any of its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the same extent that such Indemnified Party was entitled to indemnification under the Company’s Articles of Incorporation and Bylaws as in effect on the date hereof. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation to the same extent that such Indemnified Party was entitled to advancement of expenses under the Company’s Articles of Incorporation and Bylaws as in effect on the date hereof and subject to the same terms and conditions set forth therein, provided that any such Indemnified Party provides an undertaking to promptly repay such advancement if it is ultimately determined that the Indemnified Party is not entitled to be indemnified. Notwithstanding the foregoing, no party obligated to provide indemnification hereunder (the “Indemnifying Party”) shall be obligated under this Section 6.06 to make any payments in respect of a settlement effected without its written consent (which consent shall not be unreasonably withheld).
          (b) For the six year period commencing at the Effective Time, Parent shall cause to be maintained in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided that Parent shall not be obligated to make aggregate annual premium payments for such policy in excess of 200% of the annual premium paid by the Company for its existing directors’ and officers’ liability insurance coverage (the “Premium Limit”), which 200% amount the Company represents and warrants to be approximately $400,000, and in the event that the Premium Limit is insufficient for such coverage, Parent shall purchase the maximum amount of coverage that is available for such amount. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
          (c) This Section 6.06 shall survive the closing of the transactions contemplated hereby, is intended to benefit the Company, the Surviving Corporation and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 6.06 against Parent or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of Parent and the Surviving Corporation.
          (d) In the event the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.06.
          (e) In the event of any breach by the Surviving Corporation or Parent of this Section 6.06, the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.06 as such fees are incurred upon the written request of any Indemnified Party.
     Section 6.07 Employment Contracts, Benefits, etc. (a) Parent agrees that following the Effective Time it will comply, and will cause the Surviving Corporation to comply, as the case may be, with the applicable terms and provisions of the employment, retirement, termination, severance and similar agreements and arrangements with officers or other employees of the Company and its subsidiaries which are in effect as of the Effective Time.
          (b) For a period of twelve (12) months immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide employees of the Company with employee benefits, programs, and arrangements (other than equity-based plans) that are substantially equivalent in the aggregate to the employee benefit, programs and arrangements (other than equity-based plans) provided by the Company to its employees immediately prior to the Effective Time; provided, however, that the provision of such employee benefits, programs and arrangements shall not alter the “at will” employee status of employees. Without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, (i) waive any preexisting condition limitations otherwise applicable to employees and their eligible dependents under any plan of Parent or its subsidiaries that provides health benefits in which employees of the Company may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the employees of the Company and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year in which the Closing Date occurs in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent and its subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, (iii) waive any waiting period limitation or evidence of insurability or at work requirement that would otherwise be applicable to an employee of the Company and his or her eligible dependents on or after the Closing Date, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing Date and (iv) with respect to any Company Benefit Plan, recognize the service with the Company prior to the Closing (based upon the Company’s service records as provided to Parent) of the employees of the Company who are employed by the Company on the Closing Date for purposes of such plan or program; provided, however, that such recognition shall not result in a duplication of benefits, and (v) credit employees of the Company with the amount of current year vacation time that shall have been accrued and unpaid at the Effective Time. Following the Closing Date, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms, all Company Benefit Plans.
          (c) This Section 6.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Article VI, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.07.
          (d) Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Company Benefit Plan or any other compensation or benefit plan, program or arrangement of the Company; (ii) prevent the amendment or termination of any Company Benefit Plan or interfere with the right or obligation of Parent or the Surviving Corporation to make such changes as are necessary to conform with applicable Law; or (c) limit the right of Parent or the Surviving Corporation to terminate the employment of any employee at any time.

     Section 6.08 Purchaser. Parent will take all action necessary (a) to cause Purchaser to perform its obligations under this Agreement consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Purchaser shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.
     Section 6.09 Rule 16b-3 Actions. Promptly after the date hereof and prior to the Expiration Date, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
     Section 6.10 Rule 14d-10 Matters. Without limiting in any manner the Company’s covenants in Section 6.01, the Company and its subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former employee, director, contractor or consultant if such person is a holder of Shares unless, prior to such entry into, establishment, amendment or modification, the Company’s Compensation Committee shall have taken all such steps as may be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit. At the time of any action by the Company Compensation Committee described in this Section 6.10, each member of the Company Compensation Committee shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.
     Section 6.11 Takeover Laws. If any state takeover Law or similar Law becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, the Company shall take such actions as may be necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.
ARTICLE VII-CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time of the following conditions:
          (a) This Agreement shall have been adopted by the affirmative vote of the shareholders of the Company at the Special Meeting by the requisite vote in accordance with the Company’s Articles of Incorporation and the MBCA, if such vote is required by the MBCA.

          (b) All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired.
          (c) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity (whether United States, federal or state, or foreign) which prohibits the consummation of the Merger.
          (d) There shall be no order or injunction of a court of competent jurisdiction (whether United States, federal or state, or foreign) in effect precluding, restricting, prohibiting, preventing, conditioning or making illegal the consummation of the Merger; provided, however, that prior to asserting this condition each of the parties shall have used all commercially reasonable efforts to prevent the entry of any such order or injunction, to have any such order or injunction lifted or withdrawn, and to appeal as promptly as possible any such injunction or order that may be entered.
          (e) Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.
ARTICLE VIII-TERMINATION; AMENDMENTS; WAIVER
     Section 8.01 Termination. This Agreement may be terminated and the Offer and the Merger contemplated hereby may be abandoned at any time notwithstanding adoption thereof by the shareholders of the Company, but prior to the Effective Time (provided that, as of and from the date directors designated by Parent or Purchaser constitute a majority of the Company’s board of directors, the affirmative vote of both of the members of the Company’s board of directors that are not Purchaser Insiders shall be necessary for termination by the Company):
          (a) by mutual written consent of Parent, Purchaser and the Company;
          (b) by Parent or the Company if Purchaser shall not have accepted for payment and paid for any Shares pursuant to the Offer in accordance with the terms hereof and of the Offer on or before May 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party hereto whose willful and material breach of any representation or warranty, covenant or other obligation under this Agreement has been the principal cause or resulted in the failure to satisfy any of the conditions to Purchaser’s obligation to accept for payment and pay for any Shares pursuant to the Offer;
          (c) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity (whether United States, federal or state, or foreign) shall have issued a final Order restraining, prohibiting or otherwise preventing the Offer or the Merger;

          (d) by Parent prior to the Acceptance Date:
                    (i) in the event of a breach by the Company of any representation, warranty or covenant contained herein, or if a representation or warranty of the Company shall have become untrue, which situation in any case (A) would result in the failure of any of the conditions set forth in Section 2 (d), (e), (f), (g) or (h) of Annex B and (B) has not been cured within 30 days following written notice by Parent or, if the Outside Date is less than thirty (30) days from the notice by Parent, has not been cured by the Outside Date; provided that such breach or failure to be true is not the result of any breach of this Agreement by Parent or Purchaser; or
                    (ii) if any Order having the effects referred to in Section 2(a) of Annex B shall have become final and non-appealable;
          (e) by Parent if:
                    (i) the board of directors of the Company shall have failed to publicly recommend to the Company Shareholders that they accept the Offer and tender their shares into the Offer and/or vote in favor of the approval and adoption of this Agreement, including, without limitation, by failing to include the Company Recommendations in the Schedule 14D-9;
                    (ii) the board of directors of the Company shall have effected an Adverse Recommendation Change;
                    (iii) a tender offer or exchange offer for the Company Common Stock shall have been commenced (other than by Purchaser or other Affiliate of Parent) and the Company shall not have issued, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a public statement that the board of directors of the Company recommends rejection of such tender offer or exchange offer; or
                    (iv) the Company shall have entered into a definitive agreement for a Superior Proposal.
          (f) by the Company prior to the purchase of Shares pursuant to the Offer, in the event of a breach by Parent or Purchaser of any representation, warranty or covenant contained herein, or if a representation or warranty of Parent or Purchaser shall have become untrue, which situation in any case (i) would result in any of the representations and warranties of Parent and Purchaser set forth in this Agreement not being true and correct except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or would result in a failure by Parent or Purchaser to perform its obligations and covenants required to be performed by it under this Agreement except where such failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) has not been cured within thirty (30) days following written notice by the Company or, if the Outside Date is less than thirty (30) days from the notice by the Company, has not been cured by the Outside Date; provided that such breach or failure to be true is not the result of any breach of this Agreement by the Company.

          (g) by the Company to enter into a definitive agreement with respect to a Superior Proposal subject to and in accordance with the last sentence of Section 6.02(c); provided, however, that any such purported termination pursuant to this Section 8.01(g) shall be void and of no effect unless the Company, concurrently and as a condition of such termination, pays to Parent the Termination Fee and Expense Reimbursement in accordance with Section 8.02(b).
     Section 8.02 Effect of Termination. (a) In the event of a termination and abandonment of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall immediately become void and have no effect, and none of Parent, Purchaser, the Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.03(b) (Access to Information; Confidentiality), 8.02 (Effect of Termination) and 9.05 (Governing Law) shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, no party to this Agreement shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.
          (b) If Parent or Purchaser shall have terminated this Agreement pursuant to Section 8.01(e) or the Company shall have terminated this Agreement pursuant to Section 8.01(g), then in any such case the Company shall pay Parent (i) a termination fee of $11,100,000 (the “Termination Fee”) and (ii) all reasonable out-of-pocket expenses incurred or payable by or on behalf of Parent or Purchaser in connection with or in anticipation of the Offer and the Merger (whether before or after the date of this Agreement), including all attorneys’ fees, financial advisors’ fees, accountants’ fees and filing fees (the “Expense Reimbursement)”; provided, however, that the Expense Reimbursement shall in no event exceed $1,500,000 in the aggregate. The Company shall pay the Termination Fee and Expense Reimbursement (i) no later than one (1) Business Day following a termination by Parent pursuant to Section 8.01(e) and (ii) concurrently with, and as a condition of, a termination by the Company pursuant to Section 8.01(g), in each case by wire transfer of immediately available funds to an account designated in writing by Parent.
          (c) If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.01(b) or Parent shall have terminated this Agreement pursuant to Section 8.01(d)(i), (B) prior to such termination an Acquisition Proposal shall have been made to the Company or shall have become publicly known, and (C) at the time this Agreement is terminated the Acquisition Proposal referred to in clause (B) above shall not have been withdrawn, then in any such case the Company shall promptly, but in no event later than one (1) Business Day following a termination by Parent and concurrently with a termination by the Company, pay Parent the Expense Reimbursement by wire transfer of immediately available funds to an account designated in writing by Parent. Further, if within 12 months after such termination, either (x) the Company enters into an agreement with respect to the Acquisition Proposal referred to in clause (B) above (with 66 2/3% being substituted for all references to 20% in the definition thereof) or (y) the Company consummates the Acquisition Proposal referred to in clause (B) above (with 66 2/3% being substituted for all references to 20% in the definition thereof), then in any such case the Company shall promptly, but in no event later than two (2)

Business Days after the date of any of the events in (x) or (y), pay Parent the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.
          (e) The parties acknowledge and agree that the provisions for payment of the Termination Fee and Expense Reimbursement are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent and Purchaser to enter into this Agreement and to partially reimburse Parent and Purchaser for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. Parent and Purchaser agree that, other than in the case of the Company’s willful breach of the provisions of this Agreement, the payments provided for in this Section 8.02 shall be the sole and exclusive remedy of Parent and Purchaser upon termination of this Agreement under circumstances giving rise to an obligation of the Company to pay the amounts set forth in this Section 8.02 and such remedy shall be limited to the aggregate of the sums stipulated in this Section 8.02. In no event shall the Company be required to pay more than one Termination Fee.
     Section 8.03 Amendment. This Agreement may be amended by action taken by or on behalf of the boards of directors of the Company (subject to Section 1.03(c)), Parent and Purchaser at any time before or after adoption of this Agreement and the Plan of Merger by the shareholders of the Company but, after any such adoption, no amendment shall be made which by Law requires the further approval by such shareholders without such further approval and provided, that after this Agreement and the Plan of Merger are adopted by the shareholders of the Company, no such amendment shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the shareholders of the Company hereunder, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.
     Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective boards of directors of the Company (subject to Section 1.03(c)), Parent and Purchaser, may (a) extend the time for the performance of any of the obligations or other acts of any other applicable party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) subject to applicable Law, waive compliance with any of the agreements of any other applicable party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

     Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of the Company, action by the Company’s board of directors or the duly authorized designee of the Company’s board of directors; provided, that, as of and after the date that Parent’s designees are appointed to the Company Board pursuant to Section 1.03, such action shall also require action by both member of the Company’s board of directors who are not Purchaser Insiders as set forth in Section 1.03.
ARTICLE IX — MISCELLANEOUS
     Section 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time.
     Section 9.02 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral (other than the Confidentiality Agreement), among the parties or any of them with respect to the subject matter hereof, (b) shall be binding upon the parties hereto and their successors and permitted assigns and (c) shall not be assigned by operation of Law or otherwise, provided that Parent or Purchaser may assign its respective rights and obligations to any wholly owned, direct or indirect, subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. It is understood and agreed that either Parent, Purchaser or any other direct wholly owned subsidiary of Parent may commence the Offer or purchase Shares thereunder (in which event, references herein to (and similar to) Purchaser purchasing Shares shall be deemed appropriately modified).
     Section 9.03 Validity. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall remain in full force and effect. Upon such determination the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
     Section 9.04 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

     If to Parent or Purchaser, to:
MEDRAD, Inc.
100 Global View Drive
Warrendale, PA 15086
Attention: General Counsel
Tel: (724) 940-6800
Fax: (412) 406-0616
     With a required copy to:
Cohen & Grigsby, P.C.
11 Stanwix Street
Pittsburgh, PA 15222-1319
Attention: Christopher B. Carson
Tel: (412) 297-4900
Fax: (412) 209-0672
     If to the Company, to:
Possis Medical, Inc.
9055 Evergreen Blvd. NW
Minneapolis, MN 55433-8003
Attention: Office of the General Counsel
Tel: (763) 780-4555
Fax: (763) 780-7223
     With a required copy to:
Dorsey & Whitney LLP
Suite 1500, 50 South Sixth St.
Minneapolis, MN 55402-1498
Attention: Thomas O. Martin
Tel: (612) 340-2600
Fax: (612) 340-2868
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
     Section 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Minnesota, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
     Section 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of interpretation of this Agreement.

     Section 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     Section 9.08 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
     Section 9.09 Third Party Beneficiaries. Except for Section 6.06 which is intended to confer third party beneficiary rights on the persons referred to therein, this Agreement is not intended to, and does not, create any rights or benefits of any person other than the parties hereto.
     Section 9.10 Specific Performance. Except as otherwise set forth in this Agreement, Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
ARTICLE X — DEFINITIONS
     Section 10.01 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 10.01, or in the applicable Section of this Agreement to which reference is made in this Section 10.02.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
     “Business Day” means any day, other than Saturday, Sunday or a United States federal holiday.
     “Change in Control Arrangement” means each plan, program, agreement, arrangement or understanding of the Company or any of its subsidiaries pursuant to which any Person becomes entitled to receive (a) any compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its subsidiaries, in each case as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event), or (b) any other compensation or benefits from the Company or any of its subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Company Material Adverse Effect” means any event, circumstance, development or effect that is or would reasonably be expected to be materially adverse to the financial condition, operations, business or results of operations of the Company and its subsidiaries taken as a whole other than any such event, circumstance, development or effect arising out of (i) general conditions in the industry in which the Company and its subsidiaries operate that do not disproportionately affect the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries and business segments in which the Company operates (ii) general economic conditions or political conditions that do not disproportionately affect the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries and business segments in which the Company operates (iii) any change in the Company’s stock price or trading volume, or any failure, in and of itself, by the Company to meet any published estimates of revenues or earnings (it being understood that any effects causing or contributing to such change or failure may be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred), (iv) changes in applicable Laws or in GAAP after the date hereof that do not disproportionately affect the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries and business segments in which the Company operates, (v) any act of war or terrorism that does not disproportionately affect the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries and business segments in which the Company operates, (vi) any impact on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees, to the extent that such impact results from the announcement of the Agreement or (vii) the taking of any action required by this Agreement or consented or requested by Parent in writing after the date of this Agreement.
     “Company Stock Plan” means each of the Company’s 1992 Stock Compensation Plan, the Company’s 1999 Stock Compensation Plan and the Company’s Restated Employee Stock Purchase Plan.
     “Contract” means any legally binding agreement, contract, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order that would constitute a contract under applicable Law.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, agency, or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities and (g) any guaranty of any of the foregoing.
     “knowledge” of a party or any similar phrase means, with respect to any fact or matter, the actual knowledge, after due inquiry, of the executive officers of such party.
     “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.
     “Lien” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership.
     “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.
     “Parent Material Adverse Effect” means any event, circumstance or effect that, individually or taken collectively with all other events, circumstances or effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, (a) materially impairs the ability of Parent to perform its obligations hereunder or (b) materially delays the consummation of the transactions contemplated by this Agreement.
     “Permitted Liens” means (a) liens for current real or personal property taxes not yet due and payable and with respect to which such party maintains adequate reserves, (b) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of such party’s or any of its subsidiaries’ business in any material respect or the present or proposed use of the affected property and (c) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.
     “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “subsidiary” or “subsidiaries” means, with respect to any party, any Person, of which (a) such party or any subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its subsidiaries.
     “Tax” shall mean (a) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (b) any liability for the payment of any amounts described in (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (c) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other Person with respect to the payment of any amounts of the type described in (a) or (b).
     “Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.
     “Tender Offer Conditions” means the conditions set forth in Sections 1 and 2 of Annex B.
     “$” means United States dollars.
     Section 10.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Acceptance Date	1.01(a)
Acquired Companies	4.10(a)
Acquisition Agreement	6.02(d)
Acquisition Proposal	6.02(a)
Adverse Recommendation Change	6.02(d)
Adverse Recommendation Change Notice	6.02(e)
Agreement	Preface
Arrangements	4.11(o)
Articles of Merger	2.02
Authorizations	4.09
Certificates	3.02(b)
Closing	2.02
Closing Date	2.02
Company	Preface

Company Balance Sheet	4.04(a)
Company Balance Sheet Date	4.04(a)
Company Benefit Plan	4.11(a)
Company Common Stock	Recitals
Company Compensation Committee	4.11(o)
Company Equity Interests	4.02(b)
Company Financial Advisor	4.07
Company Financial Statements	4.04
Company Leases	4.14
Company Letter	Preamble Article IV
Company Material Contracts	4.13(b)
Company Owned Intellectual Property	4.16(b)
Company Permits	4.09(a)
Company Personnel	4.10(k)
Company Preferred Stock	4.02(a)
Company Product	4.17(a)
Company Recommendations	1.02(a)
Company Registered Items	4.16(f)
Company Restricted Shares	2.08(a)(ii)
Company SEC Reports	4.04(b)
Company Shareholders	Recitals
Company Shareholder Approval	4.19(c)
Company Stock Option	2.08(a)(i)
Company Support Agreements	Recitals
Confidentiality Agreement	6.02(b)
Copyrights	4.16(a)
Counterproposal	6.02(e)
Covered Securityholder	4.11(o)
Dissenting Shares	3.01
DOJ	6.04(a)
Effective Time	2.02
Employment Compensation Arrangement	4.11(o)
Environmental Health and Safety Claim	4.18(a)(i)
Environmental Health and Safety Laws	4.18(a)(ii)

ERISA	4.11(a)
ERISA Affiliate	4.11(a)
Exchange Agent	3.02(a)
Exchange Fund	3.02(a)
Expense Reimbursement	8.02(b)
Expiration Date	1.01(c)
FDA	4.17(a)
FDCA	4.17(a)
FTC	6.04(a)
GAAP	4.04(a)
Hazardous Materials	4.18(a)(iii)
HSR Act	4.03(c)
In-Bound Licenses	4.16(c)
Indemnified Parties	6.06(a)
Indemnifying Party	6.06(a)
Independent Director	4.03(a)
Information Statement	1.03(b)
Intellectual Property	4.16(a)
Intellectual Property Rights	4.16(a)
Liabilities	4.08
Marks	4.16(a)
MBCA	Recitals
Merger	Recitals
Merger Consideration	2.07(b)
Minimum Condition	Appendix B
Negotiation Period	6.02(c)
Offer	Recitals
Offer Documents	1.01(d)
Offer Price	1.01(a)
Other Antitrust Laws	6.04(a)
Out-Bound Licenses	4.16(d)
Outside Date	8.01(b)
Parent	Preface
Parent Letter	Preamble to Article V

Patents	4.16(a)
Pension Plan	4.11(b)
Plan of Merger	Recitals
Post-Signing Arrangement	6.11(b)
Premium Limit	6.06(b)
Proceeding	4.06
Proprietary Information	4.16(a)
Proxy Statement	2.09(a)(iii)
Purchaser	Preface
Purchaser Insider	1.03(a)
Representatives	6.03
Rights	1.01(a)
Rights Plan	1.01(a)
Schedule 14D-9	1.02(a)
Schedule TO	1.01(d)
Shares	1.01(a)
Social Security Act	4.17(f)
Software	4.16(a)
Special Meeting	2.09(a)(i)
Superior Proposal	6.02(b)
Superior Proposal Notice	6.02(c)
Surviving Corporation	2.01
Termination Fee	8.02(b)
Top-Up Option	1.04(a)
Top-Up Shares	1.04(a)
     Section 10.3 Interpretation.
          (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
          (d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
          (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
          (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
          (g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
          (h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

MEDRAD, INC.
By:	/s/ John P. Friel
	Name:	John P. Friel
	Title:	President and Chief Executive Officer

PHOENIX ACQUISITION CORP.
By:	/s/ John P. Friel
	Name:	John P. Friel
	Title:	President and Chief Executive Officer

POSSIS MEDICAL, INC.
By:
Name:
Title:

          IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

MEDRAD, INC.
By:
Name:
Title:

PHOENIX ACQUISITION CORP.
By:
Name:
Title:

POSSIS MEDICAL, INC.
By:	/s/ Robert G. Dutcher
	Name:	Robert G. Dutcher
	Title:	Chairman, President and Chief Executive Officer

ANNEX B
CONDITIONS OF THE OFFER
     1. Notwithstanding any other provisions of the Offer or the Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and, subject to the terms of the Agreement, may terminate or amend the Offer, unless (i) there shall be validly tendered and not withdrawn prior to the Expiration Date that number of Shares which represents at least two-thirds of the total number of outstanding shares of Company Common Stock (including the Company Restricted Shares) on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (the “Minimum Condition”), (ii) the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act and any Other Antitrust Laws shall have terminated or expired prior to the Expiration Date, and (iii) any approvals required under the Other Antitrust Laws shall have been obtained from the applicable Governmental Entity prior to the Expiration Date.
     2. Furthermore, notwithstanding any other provisions of the Offer or the Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered shares of Company Common Stock and, subject to the terms of the Agreement, may terminate or amend the Offer, if, at any time on or after the date of the Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:
          (a) there shall be pending or threatened any suit, action or proceeding by any Governmental Entity or agency (whether United States, federal or state, or foreign) which seeks to (i) prohibit the making or consummation of the Offer or the consummation of the Merger or (ii) restrain or prohibit the performance of the Agreement, or (iii) impose an Order which would reasonably be expected to result in a Substantial Detriment; or
          (b) there shall be in effect any Law or Order (whether preliminary, final or appealable) issued by a court or Governmental Entity of competent jurisdiction (whether United States, federal or state, or foreign) that has a reasonable likelihood of resulting, directly or indirectly, in any of the consequences referred to in paragraph (a);
          (c) the Agreement shall have been terminated in accordance with its terms;

          (d) any of the representations and warranties of the Company set forth in Sections 4.02(a) or (b) and 4.19 shall not be true and correct, in each case as of the date of the Agreement and as of the consummation of the Offer as if made at and as of such time (except to the extent any such representation and warranty is made as of an earlier date, in which case as of such earlier date);
          (e) any of the representations and warranties of the Company set forth in Sections 4.03(a) and 4.07 that are qualified as to materiality shall not be true and correct, or any of the representations and warranties of the Company set forth in Sections 4.03(a) and 4.07 that are not so qualified shall not be true and correct in all material respects, in each case as of the date of the Agreement and as of the consummation of the Offer as if made at and as of such time (except to the extent any such representation and warranty is made as of an earlier date, in which case as of such earlier date);
          (f) any of the representations and warranties of the Company set forth in Sections 4.11(n) shall not be true and correct, in each case as of the date of the Agreement and as of the consummation of the Offer as if made at and as of such time, except to the extent that, if the Offer is consummated on the express terms set forth in this Agreement, the facts or matters as to which such representations and warranties are not so true and correct would not result in the payment of amounts or benefits that would constitute a violation of Rule 14d-10(a) under the Exchange Act;
          (g) any of the representations and warranties of the Company set forth in this Agreement (other than those listed in paragraphs (d), (e) and (f)) shall not be true and correct, as of the date of the Agreement or at any time prior to the consummation of the Offer as if made at and as of such time (except to the extent any such representation and warrant is made as of an earlier date, in which case as of such earlier date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Company Material Adverse Effect” set forth therein), have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect; or
          (h) the Company shall have failed to perform in all material respects any obligation, agreement or covenant required to be performed by it under the Agreement and such failure to perform shall not have been cured to the good faith satisfaction of Parent;
          (i) there shall have occurred any change, event, effect or occurrence arising after the date of this Agreement which has had or would reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect;
          (j) Parent and Purchaser shall have failed to receive a certificate executed by the Chief Executive Officer of the Company, dated as of the scheduled expiration of the Offer that the conditions set forth in paragraphs (d), (e), (f), (g), (h) and (i) of this Annex B have not occurred.

2

The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
The capitalized terms used in this Annex B shall have the meanings set forth in the Agreement to which it is annexed.

3